Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83013


                            Merit Holding Corporation
                                5100 LaVista Road
                               Post Office Box 49
                           Tucker, Georgia 30085-0049

                         SPECIAL MEETING OF SHAREHOLDERS
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The Board of Directors of Merit Holding Corporation has unanimously approved a merger combining Merit and Synovus Financial Corp. In the merger, Merit shareholders will receive not less than 1.0537 shares nor more than 1.4132 shares of Synovus Financial Corp. common stock for each share of Merit common stock, depending upon the trading price of Synovus common stock over a 20-day measuring period. Synovus common stock is traded on the New York Stock Exchange under the symbol "SNV." Merit shareholders generally will not recognize federal income tax gain or loss for the Synovus common stock they receive. Merit's subsidiaries, Mountain National Bank and Charter Bank & Trust Co., will continue to operate as separately chartered subsidiaries of Synovus following the proposed merger.

     At the Special Meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least a majority of the outstanding shares of Merit common stock approve it. The Board of Directors believes the merger is in the best interests of Merit shareholders and unanimously recommends that shareholders vote to approve the merger agreement. No vote of Synovus shareholders is required to approve the merger agreement.

                  The date, time and place of the meeting are:

                          September 9, 1999, 10:00 a.m.
                                The Ashford Club
                  10th Floor, 400 Perimeter Center Terrace, NE
                                Atlanta, Georgia

     This proxy statement/prospectus provides you with detailed information about the proposed merger. We urge you to read carefully the "Risk Factors" section beginning on page 13, along with the rest of this proxy statement/prospectus, before deciding how to vote on the merger. You can also obtain other information about Merit and Synovus from documents filed with the Securities and Exchange Commission.

     Whether or not you plan to attend the meeting, if you are a holder of Merit common stock please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against approval of the merger agreement. Your vote is very important. You can revoke your proxy by writing to Merit's Secretary any time before the meeting or by attending the meeting and voting in person.

     On behalf of the Board of Directors of Merit, we urge you to vote "FOR" approval and adoption of the merger agreement.


                                            /s/J. Randall Carroll
                                            J. Randall Carroll
                                            Chairman of the Board of Directors
                                             And Chief Executive Officer


Neither the Securities and Exchange Commission nor any state securities commission has approved of the Synovus common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

               This proxy statement/prospectus is dated August 10,
              1999 and was first mailed to shareholders on or about
                                August 10, 1999.




                            MERIT HOLDING CORPORATION
                                5100 LaVista Road
                               Post Office Box 49
                           Tucker, Georgia 30085-0049

                 ----------------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 1999
                 ----------------------------------------------

TO THE SHAREHOLDERS OF MERIT HOLDING CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Merit Holding Corporation, a Georgia corporation, will be held on Thursday, September 9, 1999 at 10:00 a.m. at The Ashford Club, 10th Floor, 400 Perimeter Center Terrace, NE, Atlanta, Georgia 30346, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 28, 1999, between Merit and Synovus Financial Corp., a Georgia corporation, pursuant to which Merit will merge with and into Synovus and each share of common stock of Merit then outstanding will be converted into the right to receive not less than 1.0537 shares nor more than 1.4132 shares of common stock of Synovus, depending upon the trading price of Synovus stock, plus cash in lieu of any fractional share interest. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix "A."

2. To transact such other business as may be properly brought before the special meeting or at any and all adjournments or postponements thereof.

     Shareholders of Merit of record at the close of business on August 5, 1999 are entitled to notice of and to vote at the special meeting. You are cordially invited to attend the special meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/J. Randall Carroll
                                    J. Randall Carroll
                                    Chairman
Tucker, Georgia
August 10, 1999

Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to be present at the special meeting. Failure to return a properly executed proxy or to vote at the special meeting will have the same effect as a vote against the merger agreement. Please do not send in any certificates for your shares at this time.

                                TABLE OF CONTENTS
                                -----------------
Caption                                                                    Page
--------                                                                   ----
SUMMARY.......................................................................1
         The Companies and their Businesses...................................1
         The Merger...........................................................1
         What Merit Shareholders Will Receive.................................2
         Our Reasons for the Merger...........................................2
         Opinion of Financial Advisor.........................................3
         Merit Special Shareholders' Meeting..................................3
         Recommendation to Shareholders.......................................3
         Vote Required to Approve the Merger..................................4
         Interests of Certain Persons in the Merger...........................4
         Conditions to the Merger; Regulatory Approvals.......................4
         Accounting Treatment as Additional Condition to the Merger...........5
         Tax Opinion..........................................................5
         Effective Date of Merger.............................................5
         Waiver and Amendment.................................................5
         No Dissenters' Rights................................................5
         Termination of Merger Agreement......................................6
         Effect of Merger on Rights of Merit Shareholders.....................6
         Comparative Market Price Information and Dividends...................6
UNAUDITED COMPARATIVE PER SHARE AND
   SELECTED FINANCIAL DATA....................................................7
RISK FACTORS.................................................................13
         Floating Exchange Ratio.............................................13
         A Warning About Forward-Looking Statements..........................13
THE SPECIAL MEETING..........................................................14
         General Information.................................................14
         Record Date, Voting Rights and Vote Required........................14
         Voting and Revocation of Proxies....................................15
         Solicitation of Proxies.............................................16
         Recommendation of Merit Board.......................................16
THE MERGER...................................................................16
         The Merger Agreement................................................16
         Terms of the Merger.................................................16
         Background of and Reasons for the Merger............................19
         Opinion of Financial Advisor........................................21
         Conditions to the Merger............................................24
         Conduct of Business of Merit and Synovus Pending the Merger.........27
         Regulatory Approvals................................................28
         Waiver and Amendment................................................29
         Termination.........................................................29
         Interests of Certain Persons in the Merger..........................30
         Employee Benefits...................................................32
         Tax Opinion.........................................................32
         Accounting Treatment................................................33
         Expenses............................................................34
         Resales of Synovus Common Stock.....................................34
         NYSE Listing........................................................35
DESCRIPTION OF STOCK AND EFFECT OF MERGER
  ON RIGHTS OF MERIT SHAREHOLDERS............................................35
         Synovus Common Stock................................................36
         Voting Rights - Certain Anti-Takeover

           Effects - The Voting Amendment....................................36
         The Rights Plan.....................................................37
         Staggered Board of Directors; Supermajority Approvals...............41
         Evaluation of Business Combinations.................................42
         Merit Common Stock..................................................42
         No Dissenters' Rights...............................................42
DESCRIPTION OF SYNOVUS.......................................................42
         Business............................................................42
         Management and Additional Information.............................. 43
DESCRIPTION OF MERIT.........................................................43
         Business............................................................43
         Management and Additional Information...............................43
REGULATORY MATTERS...........................................................44
         General.............................................................44
         Dividends...........................................................45
         Capital Requirements................................................45
         Commitments to Subsidiary Banks.....................................47
         Prompt Corrective Action............................................47
         Safety and Soundness Standards......................................48
         Depositor Preference Statute........................................49
LEGAL MATTERS................................................................49
EXPERTS......................................................................49
         Synovus.............................................................49
         Merit...............................................................49
OTHER MATTERS................................................................50
SHAREHOLDER PROPOSALS........................................................50
WHERE YOU CAN FIND MORE INFORMATION..........................................50
PRO FORMA FINANCIAL INFORMATION..............................................53
Appendix "A" - Agreement and Plan of Merger
Appendix "B" - Opinion of T. Stephen Johnson & Associates, Inc.
Appendix "C" - Tax Opinion of KPMG LLP

                                     SUMMARY

     This summary highlights selected information contained in this proxy statement/prospectus and related documents. Because this is a summary, it does not contain all of the information that may be important to you. To understand the merger fully, you should read this entire document and other documents we have referred you to.

The Companies and their Businesses

                             Synovus Financial Corp.
                          Suite 301, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                 (706) 649-2387

     Synovus Financial Corp. is a multi-financial services company. Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of March 31, 1999, Synovus had total assets of $10.6 billion, total deposits of $8.5 billion, shareholders' equity of $1.1 billion and net loans of $7.5 billion. Synovus and its 36 commercial banking affiliates presently provide banking services at approximately 230 offices located in the States of Georgia, Alabama, Florida and South Carolina. Synovus also owns nonbanking subsidiaries, including a full service brokerage firm and an 80.8% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, commercial and private label cards whose stock is traded on the New York Stock Exchange. See "DESCRIPTION OF SYNOVUS" (page 42).

                            Merit Holding Corporation
                                5100 LaVista Road
                               Post Office Box 49
                           Tucker, Georgia 30085-0049
                                 (404) 491-8808

     Merit Holding Corporation is registered as a bank holding company under the Bank Holding Company Act. As of March 31, 1999, Merit had total assets of $311 million, total deposits of $250 million, shareholders' equity of $40 million and net loans of $196 million. Merit has two banking subsidiaries, Mountain National Bank, Tucker, Georgia and Charter Bank & Trust Co., Marietta, Georgia, which provide services through six offices. See "DESCRIPTION OF MERIT" (page 43).

The Merger

     Pursuant to the terms of the merger agreement, dated as of June 28, 1999, Merit will merge into Synovus, and Merit's banking subsidiaries, through which it operates, will become wholly owned subsidiaries of Synovus. In addition, Merit's indirect subsidiary, through which it offers equipment leasing services, will become an indirect subsidiary of Synovus. The merger requires the approval of the holders of at least a majority of the Merit common stock outstanding on the record date. If we obtain this approval, we currently expect to complete the merger in the third quarter of 1999.

     We have attached the merger agreement (Appendix "A") at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger. What Merit Shareholders Will Receive

     If the merger is completed, you will receive between 1.0537 and 1.4132 shares of Synovus common stock for each share of Merit common stock you own, plus cash instead of any fractional share. The precise exchange ratio will be based upon the average closing price of Synovus common stock for the 20 trading days ending on the fifth business day before the special meeting. If the average closing price of Synovus common stock during the measurement period is between $17.00 and $22.80, the exchange ratio will be set so that you will receive $24.02 worth of Synovus common stock, valued at that average closing price, for each of your shares of Merit common stock. If the average closing price of Synovus common stock is less than $17.00, the exchange ratio will be fixed at
1.4132 and you will receive less than $24.02 worth of Synovus stock for each of your Merit shares (although Merit has the right to terminate the transaction if the average closing price is less than $17.00). If the average closing price of Synovus common stock is greater than $22.80, the exchange ratio will be fixed at
1.0537 and you will receive greater than $24.02 worth of Synovus stock for each of your Merit shares (although Synovus has the right to terminate the transaction if the average closing price is greater than $25.00). Because the market price of Synovus fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. See "THE MERGER - Terms of the Merger" (page 16).

     On March 18, 1999, the last full trading day before the public announcement of the proposed merger, Synovus common stock closed at $22.94, and Merit common stock closed at $19.19. If the average closing price of Synovus common stock during the measurement period were $22.94 and the merger was consummated, Merit shareholders would receive 1.0537 shares of Synovus common stock, which at $22.94 per share would be valued at $24.17, in exchange for each share of Merit common stock owned.

     On August 5, 1999, Synovus common stock closed at $17.63, and Merit common stock closed at $22.13. If the average closing price of Synovus common stock during the measurement period were $17.63 and the merger was consummated, Merit shareholders would receive 1.3625 shares of Synovus common stock, which at $17.63 per share would be valued at $24.02, in exchange for each share of Merit common stock owned.

Our Reasons for the Merger

     The Board of Directors of Merit believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Merit and its shareholders. In reaching this decision, the Merit Board considered a variety of factors, including the following:

     . the value of the consideration to be received by Merit shareholders relative to the book value and earnings per share of Merit common stock;

     . information concerning the financial condition, results of operations and business prospects of Synovus;

     . the fact that, following the merger, Mountain National Bank and Charter Bank & Trust Co. would continue to operate under their existing names and management teams;

     . the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     . the alternatives to the merger, including remaining an independent institution;

     . the competitive and regulatory environment for financial institutions generally;

     . the fact that the merger will enable Merit shareholders to exchange their shares of Merit common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     . the opinion of T. Stephen Johnson & Associates, Inc. that the consideration to be received by Merit shareholders as a result of the merger is fair from a financial point of view.

     The Board of Directors of Synovus, after careful study and evaluation of relevant factors, believes the merger will provide Synovus with expanded market opportunities for profitable long-term growth. The Synovus Board believes that the merger will result in the integration of a well-suited and well-positioned banking organization into Synovus' existing organization. See "THE MERGER - Background of and Reasons for the Merger" (page 19).

Opinion of Financial Advisor

     Merit's financial advisor, T. Stephen Johnson & Associates, Inc., has rendered its opinion to Merit's Board of Directors that the exchange ratio in the merger is fair from a financial point of view to Merit's shareholders. A copy of the opinion is attached to this proxy statement/prospectus as Appendix "B." We urge you to read the opinion in its entirety to understand the assumptions made, other matters considered and the reviews undertaken. See "THE MERGER - Opinion of Financial Advisor" (page 21).

Merit Special Shareholders' Meeting

     The special meeting called to consider the merger will be held at 10:00 a.m., local time, on Thursday, September 9, 1999 at The Ashford Club, 10th Floor, 400 Perimeter Center Terrace, NE, Atlanta, Georgia 30346. Only shareholders of record of Merit common stock at the close of business on August 5, 1999 will be entitled to receive notice of and to vote at the special meeting. See "THE SPECIAL MEETING" (page 14).

Recommendation to Shareholders

     The Board of Directors of Merit has determined that the merger is in the best interests of the shareholders of Merit and has approved the merger agreement. Accordingly, the Board of Directors unanimously recommends that the shareholders of Merit vote FOR the merger agreement. See "THE MERGER - Background of and Reasons for the Merger" (page 19).

Vote Required to Approve the Merger

     Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Merit common stock. You are entitled to one vote at the meeting for each share of Merit common stock you own on the record date. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Merit together own about 9.2% of the shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.

     Brokers who hold shares of Merit common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

     The merger does not require the approval of Synovus' shareholders. See "THE SPECIAL MEETING" (page 14).

Interests of Certain Persons in the Merger

     Certain executive officers and directors of Merit have interests in the merger that are different from your interests. J. Randall Carroll, Chairman and Chief Executive Officer of Merit, and Ronald H. Francis, President and Chief Financial Officer of Merit, have entered into employment agreements with Synovus providing for their continued employment as the Chief Executive Officers of Mountain National Bank and Charter Bank & Trust Co., respectively, for five years following the merger. These agreements will provide severance payments and other benefits if there is a change in control of Synovus. Also, Synovus will honor the indemnification arrangements and benefit obligations which apply to the officers and directors of Merit. The Board of Directors of Merit was aware of these interests and took them into account in approving the merger agreement. See "THE MERGER - Interests of Certain Persons in the Merger" (page 30).

Conditions to the Merger; Regulatory Approvals

         Consummation of the merger is subject to various conditions, including:

     .    receipt of Merit shareholder approval;

     .    receipt of the necessary regulatory approvals;

     . receipt of an opinion from KPMG LLP regarding certain tax aspects of the merger (which has been satisfied);

     . receipt of assurances that the merger qualifies for pooling of interests accounting treatment; and

     .    satisfaction of other customary closing conditions.

     The regulatory approvals and consents necessary to consummate the transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. Applications have been submitted for such approvals. Neither the Federal Reserve nor the Georgia Banking Department has approved the merger at this time. See "THE MERGER Conditions to the Merger" (page 24) and "- Regulatory Approvals" (page 28).

Accounting Treatment as Additional Condition to the Merger

     We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Both Synovus and Merit have the right not to complete the merger if Synovus does not receive a letter from its independent public accountants that the merger will qualify as a "pooling of interests." See "THE MERGER - Accounting Treatment" (page 33) and " - Resales of Synovus Common Stock" (page 34).

Tax Opinion

     The merger is structured so that Merit shareholders will not recognize gain or loss for federal income tax purposes for the shares of Synovus common stock they receive in the merger. Synovus' independent public accountants, KPMG LLP, have issued an opinion to this effect, which is attached to this proxy statement/prospectus as Appendix "C." Merit shareholders will be taxed on cash received instead of any fractional share of Synovus common stock. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you. See "THE MERGER - Tax Opinion" (page 32).

Effective Date of Merger

     The merger will become effective when a certificate of merger is filed with the Secretary of State of Georgia, or on such later date as the certificate of merger may specify. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the third quarter of 1999. There can be no assurances, however, as to whether or when the merger will occur. See "THE MERGER - Conditions to the Merger" (page 24) and " - Regulatory Approvals" (page 28).

Waiver and Amendment

     Prior to the effective date of the merger, any provision of the merger agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. Except as limited by law, the merger agreement may be amended at any time by an agreement in writing between Synovus and Merit after approval of their respective Boards of Directors. See "THE MERGER - Waiver and Amendment" (page 29).

No Dissenters' Rights

     Under Georgia law, Merit shareholders will not have dissenters' rights with respect to the merger, meaning that you will have no right to dissent from the merger and receive a cash ment for the fair value of your shares. See "DESCRIPTION OF STOCK AND EFFECT
OF MERGER ON RIGHTS OF MERIT SHAREHOLDERS - No Dissenters' Rights" (page 42).

Termination of Merger Agreement

     The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Synovus and Merit if the Board of Directors of each company approves termination by a vote of a majority of the members of its entire board. Merit may terminate the merger agreement if the average closing price of Synovus common stock on the NYSE during the 20 trading days ending on the fifth business day preceding the date of the special meeting is less than $17.00 per share. Similarly, Synovus may terminate the merger agreement if the average closing price of Synovus common stock on the NYSE during the same period is more than $25.00 per share. The merger agreement may also be terminated by either company under certain other circumstances. See "THE MERGER - Termination" (page 29).

Effect of Merger on Rights of Merit Shareholders

     On the effective date of the merger, Merit shareholders will automatically become shareholders of Synovus. At that time, your rights as shareholders of Synovus will continue to be determined by the Georgia Business Corporation Code but will also be determined by Synovus' Articles of Incorporation and bylaws. The rights of shareholders of Synovus differ from the rights of shareholders of Merit with respect to certain important matters, including: (i) the required shareholder votes as to certain matters, (ii) Synovus' Shareholder Rights Plan, and (iii) Synovus' Voting Rights Amendment which entitles certain of its shareholders to ten votes per share. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF MERIT SHAREHOLDERS" (page 35).

Comparative Market Price Information and Dividends

     Synovus common stock is listed on the NYSE under the symbol "SNV" and Merit common stock is included on the Nasdaq National Market under the symbol "MRET." The table below shows the high and low closing prices of Synovus common stock and Merit common stock and cash dividends declared per share for the last two fiscal years plus the interim period. For Synovus, prices have been adjusted to account for a 3-for-2 stock split on May 21, 1998.

                                        6

                                    Synovus                                         Merit
                                                     Cash                                        Cash
                               High     Low          Dividend            High       Low          Dividend
                           --------   --------      ---------         ---------   --------       --------
Quarter Ended
   March 31, 1999             $25.00    $20.50       $.0900            $23.00       $17.00        $.06
Quarter Ended
   March 31, 1998              25.81     20.75        .0733             23.00        18.25         .05
   June 30, 1998               25.81     21.94        .0733             24.00        19.63         .05
   September 30, 1998          25.00     18.06        .0733             23.00        17.25         .05
   December 31, 1998           24.06     20.19        .0733             19.50        17.50         .06
For year 1998                  25.81     18.06        .2900             24.00        17.25         .21
Quarter Ended
   March 31, 1997              17.31     13.06        .0600             13.25        11.00         .04
   June 30, 1997               18.94     14.50        .0600             14.75        12.13         .04
   September 30, 1997          19.31     14.31        .0600             16.50        14.00         .04
   December 31, 1997           22.38     13.31        .0600             19.50        16.13         .05
For year 1997                  22.38     13.06        .2400             19.50        11.00         .17


         The table below shows the closing prices of Synovus common stock and Merit common stock on March 18, 1999, the last full trading day before public announcement of the proposed merger, and on August 5, 1999.

                               March 18, 1999                 August 5, 1999
                               --------------                 --------------
         Synovus                     $22.94                    $17.63
         Merit                        19.19                     22.13

         See "THE MERGER - Terms of the Merger" on page 16 for information on the determination of the exchange ratio in the merger.

           UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

     The following tables show summary historical financial data for Synovus and Merit and also show similar information reflecting the merger of Synovus and Merit (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it was assumed that Synovus and Merit had been merged throughout those periods. The pro forma financial information does not include the effects of recently completed or other pending immaterial acquisitions by Synovus. The following tables show information about Synovus' and Merit's net income per diluted share, dividends per share and book value per share, and similar pro forma information.

     The tables were prepared assuming that Synovus will treat Merit as if it had always been combined with Synovus for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "pro forma equivalent" for Merit was computed by multiplying the pro forma amounts by either the maximum exchange ratio of 1.4132 shares of Synovus common stock or the minimum exchange ratio of 1.0537 shares of Synovus common stock. This information reflects the fact that Merit shareholders will receive more than one share of Synovus common stock for each share of Merit common stock they own before the merger.

     The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Synovus and Merit under one set of assumptions, does not attempt to

                                        7

predict or suggest future results. The pro forma information also does not attempt to show how Synovus and Merit would actually have performed had the companies been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

     The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus and Merit have filed with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus and Merit have filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 50.

                     [Rest of page intentionally left blank]

                                        8

                                              MAXIMUM EXCHANGE RATIO

The following table reflects the issuance of 6,751,303 shares of Synovus common stock pursuant to the maximum exchange ratio of 1.4132 shares of Synovus common stock for each share of Merit common stock currently outstanding.


                                                                                       As of and for the
                                                            Three Months                  Years Ended
                                                                                          December 31,
                                                              Ended
                                                          March 31, 1999         1998       1997          1996
                                                       ---------------------  -------------------------------------
                                                           (Unaudited)        (Unaudited except Synovus and Merit
                                                                                          historical)
NET INCOME PER COMMON SHARE - BASIC
Historical:

            Synovus                                                   $0.18      $0.71       $0.63           $0.53


            Merit                                                      0.27       1.15        1.18            0.95

Pro forma combined                                                     0.18       0.71        0.64            0.54

Pro forma equivalent per Merit common share <F1>                       0.25       1.00        0.90            0.76

NET INCOME PER COMMON SHARE - DILUTED
Historical:

            Synovus                                                   $0.18      $0.70       $0.62           $0.53

            Merit                                                      0.26       1.03        0.96            0.81

Pro forma combined                                                     0.18       0.70        0.63            0.53

Pro forma equivalent per Merit common share <F1>                       0.25       0.99        0.89            0.75

CASH DIVIDENDS DECLARED PER COMMON SHARE
Historical:

            Synovus                                                   $0.09      $0.29       $0.24           $0.19

            Merit                                                      0.06       0.21        0.17            0.04

Pro forma equivalent per Merit common share <F2>                       0.13       0.41        0.34            0.27

BOOK VALUES PER COMMON SHARE AT PERIOD END
Historical:

            Synovus                                                   $4.05      $3.96       $3.44           $2.99

            Merit                                                      8.35       7.99        8.04            7.24

Pro forma combined                                                     4.13       4.03

Pro forma equivalent per Merit common share <F1>                       5.83       5.70



<F1> Determined by multiplying the pro forma amounts by the maximum exchange ratio of 1.4132:1.

<F2> Determined by multiplying the Synovus historical cash dividends declared per share by the maximum exchange ratio of 1.4132:1.


                                       9





                             MINIMUM EXCHANGE RATIO

The following table reflects the issuance of 5,033,857 shares of Synovus common stock pursuant to the minimum exchange ratio of 1.0537 shares of Synovus common stock for each share of Merit common stock currently outstanding.


                                                                                          As of and for the
                                                         Three Months                        Years Ended
                                                                                             December 31,
                                                            Ended
                                                       March 31, 1999            1998               1997               1996

                                                      -----------------     -----------------------------------------------------
                                                        (Unaudited)        (Unaudited except Synovus and Merit historical)
NET INCOME PER COMMON SHARE - BASIC
Historical:

               Synovus                                           $0.18             $0.71            $0.63               $0.53

               Merit                                              0.27              1.15             1.18                0.95

Pro forma combined                                                0.18              0.71             0.64                0.54

Pro forma equivalent per Merit common share <F1>                  0.19              0.75             0.67                0.57

NET INCOME PER COMMON SHARE - DILUTED
Historical:

               Synovus                                           $0.18             $0.70            $0.62               $0.53

               Merit                                              0.26              1.03             0.96                0.81

Pro forma combined                                                0.18              0.70             0.63                0.53

Pro forma equivalent per Merit common share <F1>                  0.19              0.74             0.66                0.56

CASH DIVIDENDS DECLARED PER COMMON SHARE
Historical:

               Synovus                                           $0.09             $0.29            $0.24               $0.19

               Merit                                              0.06              0.21             0.17                0.04

Pro forma equivalent per Merit common share <F2>                  0.09              0.31             0.25                0.20

BOOK VALUES PER COMMON SHARE AT PERIOD END
Historical:

               Synovus                                           $4.05             $3.96            $3.44               $2.99

               Merit                                              8.35              7.99             8.04                7.24

Pro forma combined                                                4.13              4.03

Pro forma equivalent Merit per common share <F1>                  4.35              4.25


<F1> Determined by multiplying the pro forma amounts by the miminum exchange ratio of 1.0537:1.

<F2> Determined by multiplying the Synovus historical cash dividends declared per share by the minimum exchange ratio of 1.0537:1.

                                       10




                             SYNOVUS FINANCIAL CORP.
                             Selected Financial Data
                  (Dollars in thousands, except per share data)

                                          Three Months Ended
                                               March 31,
                                              (Unaudited)                                     Years Ended December 31,
                                      ----------------------------  ---------------------------------------------------------------
                                          1999           1998           1998         1997        1996         1995        1994
                                      -------------   ------------  ------------- ----------- ------------ ----------- ------------
Income Statement Data:

  Net interest income               $      116,730     $  106,062    $   440,526  $  412,389   $  374,874  $  341,875   $  301,231

  Provision for losses on loans              7,153          7,594         26,660      32,296       31,766      25,787       25,387

  Non-interest income                      159,387        132,320        561,973     489,246      425,378     340,834      274,332

  Non-interest expense                     194,358        166,615        684,207     610,436      549,174     477,453      411,250

  Net income                        $       48,189     $   41,213    $   187,108  $  165,236   $  139,604  $  114,583   $   89,452
                                    ==============     ==========    ===========  ==========   ==========  ==========   ==========

Balance Sheet Data:

  Investment securities             $    1,870,400     $1,679,594    $ 1,817,667  $1,655,173   $1,639,091  $1,487,216   $1,337,702

  Loans, net of unearned income          7,628,679      6,615,700      7,411,992   6,570,314    6,028,194   5,487,167    5,065,411

  Total assets                          10,622,793      9,376,677     10,498,009   9,260,331    8,612,344   7,927,595    7,176,079

  Deposits                               8,464,488      7,889,802      8,542,798   7,707,927    7,203,035   6,727,879    5,924,603

  Long-term debt                           136,406        117,860        127,015     126,174       97,283     106,815      139,811

Average total shareholders' equity
                                         1,054,311        920,507        975,737     834,726      730,541     639,426      566,562

Average total assets                $   10,418,324     $9,227,000    $ 9,529,096  $8,815,423   $8,135,587  $7,498,299   $6,782,659
                                    ==============     ==========    ===========  ==========   ==========  ==========   ==========

Per Share Data:

  Net income - basic                $         0.18     $     0.16    $      0.71  $     0.63   $     0.53  $     0.44   $     0.35

  Net income - diluted                        0.18           0.15           0.70        0.62         0.53        0.44         0.35

  Cash dividends declared                     0.09           0.07           0.29        0.24         0.19        0.16         0.13

  Book value per share                        4.05           3.53           3.96        3.44         2.99        2.66         2.27

Ratios:

  Return on assets <F1>                       1.88 %         1.81 %         1.96 %      1.87 %       1.72 %      1.53 %       1.32 %

  Return on equity <F1>                      18.54          18.16          19.18       19.80        19.11       17.92        15.79

  Dividend payout ratio <F2>                 50.63          46.83          41.52       38.10        36.62       36.69        36.90

  Average shareholders' equity
      to average assets                      10.12           9.98          10.24        9.47         8.98        8.53         8.35


<F1>  Ratios for the three month periods have been annualized.
<F2>  Determined by dividing dividends declared by net income, including pooled subsidiaries.


                                       11


                            MERIT HOLDING CORPORATION
                             Selected Financial Data
                  (Dollars in thousands, except per share data)

                                                Three Months Ended
                                                   March 31,
                                                  (Unaudited)                         Years Ended December 31,
                                             -----------------------  ----------------------------------------------------------
                                               1999          1998       1998        1997        1996        1995        1994
                                             ----------    ---------  ---------   ---------   ----------  ----------  ----------
Income Statement Data:

Net interest income                        $     3,857 $      3,535   $ 14,722    $ 13,724    $  11,476   $  10,480    $  7,904

  Provision for losses on loans                     62           98        222         188          645       1,054         604

  Non-interest income                              427          370      1,550       1,449        1,268       1,701       1,145

  Non-interest expense                           2,213        1,985      8,239       8,145        6,632       6,233       5,612

  Net income                               $     1,278 $      1,154   $  4,955    $  4,441    $   3,503   $   3,006       1,793
                                           =========== ============   ========    ========    =========   =========    ========
Balance Sheet Data:

  Investment securities                    $    61,822 $     47,753   $ 57,456    $ 45,875    $  46,581   $  39,823    $ 33,066

  Loans, net of unearned income                199,775      178,736    188,327     179,184      157,916     130,674     115,708

  Total assets                                 310,829      283,843    306,366     267,363      236,180     205,250     184,722

  Deposits                                     250,356      236,239    254,614     220,284     192,697      173,064     159,157

  Long-term debt                                 4,715        5,212      4,787       5,283        3,086       2,484       2,613

  Average total shareholders' equity            39,186       32,563     34,499      29,025       25,068      21,532      18,660

  Average total assets                     $   299,096 $    267,608   $291,787    $248,610    $ 217,514   $ 191,230    $163,107
                                           =========== ============   ========    ========    =========   =========    ========
Per Share Data:

  Net income - basic                       $      0.27 $       0.29   $   1.15    $   1.18    $    0.95   $    0.83    $   0.50

  Net income - diluted                            0.26         0.24       1.03        0.96         0.81        0.70        0.48

  Cash dividends declared                         0.06         0.05       0.21        0.17         0.04          --          --

  Book value per share                            8.35         7.99       7.99        8.04         7.24        6.36        5.40

Ratios:

  Return on assets <F1>                           1.71 %       1.73 %     1.70 %      1.79 %       1.61 %      1.57 %      1.10 %

  Return on equity <F1>                          13.04        14.18      14.36       15.30        13.97       13.96        9.61

  Dividend payout ratio <F2>                     22.43        17.31      18.63       14.50         4.23          --          --

  Average shareholders' equity to
     average assets                              13.10        12.17      11.82       11.67        11.52       11.26       11.44


<F1> Ratios for the three month periods have been annualized.
<F2> Determined by dividing dividends declared by net income, including pooled subsidiaries.

                                       12

                                  RISK FACTORS

     In addition to the other information included in this document, Merit shareholders should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement.

Floating Exchange Ratio

     Upon completion of the merger, each share of Merit common stock will be converted into the right to receive not less than 1.0537 shares nor more than
1.4132 shares of Synovus common stock with the precise exchange ratio to be determined in accordance with the merger agreement as described in "THE MERGER - Terms of the Merger" on page 16. (There are termination provisions in the merger agreement associated with the price of Synovus common stock. See "THE MERGER - Termination" (page 29)). The price of Synovus common stock when the merger takes place may vary from its price at the date of this document and at the date of the special meeting. Such variations in the price of Synovus common stock may result from changes in the business, operations or prospects of Synovus, market assessments of the likelihood and when the merger will be completed, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, Merit shareholders will not know the exact value of the Synovus common stock that Merit shareholders will receive when the merger is completed. You are urged to obtain current market quotations for Synovus common stock.

A Warning About Forward-Looking Statements

     Each company makes forward-looking statements in this document, and in our public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     . our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     .    we lose more deposits, customers, or business than we expect;

     . competition in the banking industry increases significantly; . our restructuring costs are higher than we expect or our operating costs after the merger are greater than we expect;

     . technological changes and systems integration are harder to make or more expensive than we expect;

                                       13


     .    changes in the interest rate environment reduce our margins;

     .    general economic or business conditions are worse than we expect;

     . legislative or regulatory changes occur which adversely affect our business;

     .    changes occur in business conditions and inflation;

     .    changes occur in the securities markets; and

     . we have more trouble obtaining regulatory approvals for the merger than we expect.

     Management of each of Synovus and Merit believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and Merit's ability to control or predict.

                               THE SPECIAL MEETING

General Information

     We are providing this proxy statement/prospectus to Merit shareholders, along with a form of proxy that the Merit Board is soliciting for use at a special meeting of Merit shareholders to be held at 10:00 a.m. on September 9, 1999, at The Ashford Club, 10th Floor, 400 Perimeter Center Terrace, NE, Atlanta, Georgia. At the special meeting, Merit shareholders will vote upon a proposal to approve the merger agreement, pursuant to which Merit would merge with and into Synovus. Proxies may be voted on such other matters as may properly come before the meeting at the discretion of the proxy holders. The Merit Board knows of no such other matters except those incidental to the conduct of the meeting. The merger agreement is attached as Appendix "A."

     We request holders of the common stock of Merit to complete, date and sign the accompanying proxy and return it promptly to Merit in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

     The record date for the determination of Merit shareholders entitled to notice of and to vote the special meeting is August 5, 1999. Only the holders of Merit common stock on the record date are entitled to receive notice of and to vote at the meeting. On the record date, there were 4,777,316 shares of Merit common stock outstanding, held by approximately 656 holders of record. Each such share of Merit common stock is entitled to one vote on each matter submitted at the meeting.

     Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Merit common stock. Failure of a holder of Merit

                                       14


common stock to vote such shares will have the same effect as a vote "against" the merger agreement.

     Except as described in the immediately preceding paragraph, action on any other matters that properly come before the special meeting will be approved if a quorum is present and the votes in favor of the matter exceed the votes against the matter. Presence in person or by proxy of a majority of the outstanding shares of Merit common stock entitled to vote at the meeting will constitute a quorum.

     As of the record date, the directors and executive officers of Merit and their affiliates beneficially owned a total of 441,162 shares, or 9.2%, of the issued and outstanding shares of Merit common stock (exclusive of shares that may be acquired pursuant to the exercise of outstanding stock options). To the best of Synovus' management's knowledge, as of the record date, neither the directors and executive officers of Synovus or their affiliates nor Synovus or its subsidiaries beneficially owned any shares of Merit common stock.

Voting and Revocation of Proxies

     The shares of Merit common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the persons named therein as to any proposed adjournment of the meeting. Proxies which are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger.

     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal ("broker non-votes") will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the proposal. Shares with respect to which proxies have been marked as abstentions and broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the proposal to adopt the merger agreement must be approved by the holders of at least a majority of the outstanding shares of Merit common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the Merit Board urges Merit's shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

     If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. The Merit Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

                                       15

     A shareholder's attendance at the meeting will not automatically revoke his or her proxy. A shareholder may, however, revoke a proxy any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Merit at Merit's principal executive offices before the meeting, or by attending the meeting and voting in person. A shareholder's proxy will not be revoked by his or her death or incapacity unless, before the shares are voted, the Secretary of Merit or other person authorized to tabulate the votes receives notice of the death or incapacity.

Solicitation of Proxies

     Merit will pay for the cost of printing this proxy statement/prospectus and pay all other costs of soliciting proxies. Directors, officers and other employees of Merit or its subsidiaries may solicit proxies personally or by telephone or facsimile. None of these people will receive any special compensation for solicitation activities. Merit will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Merit will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Merit Board

     THE MERIT BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF MERIT AND ITS SHAREHOLDERS. THE MERIT BOARD UNANIMOUSLY RECOMMENDS THAT MERIT'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER

     The following is a description of certain provisions of the merger agreement, the merger and the consequences of the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this proxy statement/prospectus and is incorporated herein by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

The Merger Agreement

     The Board of Directors of Merit has approved, and the proper officers of Merit have executed and delivered, the merger agreement. The merger agreement sets forth the terms of the merger and contains: (i) conditions precedent to each party's obligations to consummate the merger; (ii) representations, warranties and covenants of each of Merit and Synovus; (iii) provisions relating to Merit's and Synovus' operations pending consummation of the merger; and (iv) certain other provisions.

Terms of the Merger

     On the effective date of the merger (which will be specified in the certificate to be issued by the Secretary of State of Georgia causing the merger to become effective), each

                                       16

issued and outstanding share of Merit common stock will be converted into the right to receive between 1.0537 and 1.4132 shares of Synovus common stock.

     The exact exchange ratio will be determined based on the average closing price of Synovus common stock during a 20-day measurement period ending five business days before the special meeting. If the average closing price of Synovus common stock during the measurement period is between $17.00 and $22.80 per share, the exchange ratio will be set so that each Merit shareholder will receive $24.02 worth of Synovus common stock (valued at the average closing price during the measurement period) in exchange for each share of Merit common stock the shareholder owns.

     If the average price of Synovus common stock during the measurement period is less than $17.00 per share, the Board of Directors of Merit may terminate the merger agreement. If the average price of Synovus common stock is less than $17.00 and the merger is consummated, Merit shareholders will receive 1.4132 shares of Synovus common stock for each share of Merit common stock owned. If the average price of Synovus common stock is more than $22.80 and the merger is consummated, Merit shareholders will receive 1.0537 shares of Synovus common stock for each share of Merit common stock owned. If the average price of Synovus common stock during the measurement period is greater than $25.00 per share, the Board of Directors of Synovus may terminate the merger agreement.

     The following table provides examples of the operation of the exchange ratio. The first column shows various possible average closing prices of Synovus common stock. The second column shows the exchange ratio which would be applicable based on the corresponding price of Synovus stock. The exchange ratio is the number of shares of Synovus common stock which will be issued in exchange for each share of Merit common stock. The third column shows the dollar value of the Synovus common stock, valued at the average closing price of Synovus common stock during the measurement period, which Merit shareholders will be entitled to receive in exchange for each share of Merit common stock owned. Because the market price of Synovus common stock fluctuates, you will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

      Average Closing Price of
        Synovus Stock during                             Equivalent Price Per
         Measurement Period       Exchange Ratio              Merit Share
      ------------------------    --------------         --------------------
              $16.00                   1.4132                   $22.61
               16.50                   1.4132                    23.32
               17.00                   1.4132                    24.02
               18.00                   1.3347                    24.02
               19.00                   1.2644                    24.02
               20.00                   1.2012                    24.02
               21.00                   1.1440                    24.02
               22.00                   1.0920                    24.02
               22.80                   1.0537                    24.02
               23.00                   1.0537                    24.24
               23.50                   1.0537                    24.76

                                       17

     You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. No assurances can be given as to the market price of Synovus common stock or Merit common stock at, or in the case of Synovus common stock after, the effective date of the merger.

     After the effective date, outstanding certificates representing shares of Merit common stock will represent shares of Synovus common stock. Certificates representing shares of Merit common stock shall be surrendered to Synovus by the holders thereof on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, such certificates which previously represented shares of Merit common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus (except for the payment of dividends, which is subject to the exchange of stock certificates as provided herein).

     Until the stock certificates nominally representing shares of Merit common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date subsequent to the effective date of the merger on the shares of Synovus common stock represented by the Merit common stock certificates will be paid (however, forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder); however, upon the surrender to Synovus of the Merit common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Merit common stock certificates.

     Synovus will not issue fractional shares of Synovus common stock in connection with the merger. Instead, Synovus will pay cash (without interest) in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the merger.

     The delivery of Synovus stock certificates and other amounts may be subject to possible forfeiture under applicable escheat laws if Merit stock certificates are not surrendered for exchange within the legally specified periods of time which vary with the state of residence of the certificate holder. Therefore, we urge all Merit shareholders to surrender their Merit stock certificates at the earliest possible date after consummation of the merger.

     As soon as practicable following consummation of the merger, Synovus will send each shareholder of Merit common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Merit common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of Merit should continue to hold their certificates representing shares of Merit common stock. Do not send any Merit stock certificates with your proxy card.

     On the basis of the number of shares of Merit common stock which were outstanding on the record date, a maximum of 6,751,303 shares of Synovus common stock may be issued

                                       18

to the shareholders of Merit pursuant to the terms of the merger agreement. In addition, Synovus will also issue a number of additional shares of its common stock to three Merit shareholders (the "Source Shareholders") pursuant to a contingent payment obligation in connection with Merit's January, 1999 acquisition of Source Capital Group I, Inc. The exact number of shares of Synovus common stock to be issued to the Source Shareholders cannot be determined at this time, because it will be based on the exchange ratio in this merger and the closing price of Synovus common stock on the date of the closing of this merger; however, the number of additional Synovus shares will likely not exceed 60,000 shares.

     After the effective date, each outstanding Merit stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options and the number of shares subject to the converted options will be adjusted in accordance with the exchange ratio.

Background of and Reasons for the Merger

     In June 1998, Synovus announced the proposed acquisition of the Bank of North Georgia, Alpharetta, Georgia. Bank of North Georgia was slightly larger than Merit and was competing with Merit to a limited extent in North Fulton County. One of Merit's banking subsidiaries, Mountain National Bank, had for years maintained its principal correspondent relationship with Columbus Bank and Trust Company, Columbus, Georgia, a subsidiary of Synovus. Accordingly, in early June 1998, Merit's Chairman, J. Randall Carroll, contacted Murray Jones, the Vice President of Correspondent Banking at Columbus Bank and Trust Company to arrange a meeting to discuss Synovus' acquisition strategy for the metropolitan Atlanta market. That meeting was held in Columbus, Georgia on June 9, 1998. Mr. Carroll and Ronald H. Francis, President and Chief Financial Officer of Merit, attended on behalf of Merit and Mr. Jones and Thomas J. Prescott, the Executive Vice President and Chief Financial Officer of Synovus, attended on behalf of Synovus. Merit's purpose in the meeting was to ascertain whether Synovus intended to implement an acquisition strategy in the metropolitan Atlanta market which would make Synovus a competitor of Merit. In early September of 1998, representatives of Synovus contacted Messrs. Carroll and Francis to arrange for a second meeting. After informing the Merit Board, a meeting was agreed to. On September 15, 1998, Messrs. Carroll and Francis met with Messrs. Yancey, Prescott, Deriso and Anthony in Columbus, Georgia and were asked to provide these Synovus executives with information regarding Merit.

     In October 1998, executives of Synovus contacted Messrs. Carroll and Francis to arrange another meeting. On October 14, 1998, a meeting occurred at the offices of Charter Bank and included Messrs. Carroll and Francis of Merit and Messrs. Anthony and Prescott of Synovus. At this meeting, the Synovus representatives indicated that they were interested in discussing a business combination with Merit. However, no price terms or other terms and conditions were discussed. Messrs. Carroll and Francis reported the substance of these conversations to the Merit Board of Directors which authorized them to continue discussions with Synovus if and when requested by Synovus to do so. Approximately one week after this meeting, representatives of Synovus called Messrs. Carroll and Francis and informed them that other business issues would require them to suspend discussions with Merit until some later time. In January 1999, representatives of Synovus contacted Messrs. Carroll and Francis informing them that Synovus was interested in reopening discussions regarding the acquisition

                                       19

of Merit. On January 14, 1999, Messrs. Carroll and Francis met with Messrs. Anthony and Prescott at Merit's offices in Tucker, Georgia to answer additional questions regarding the business operations of Merit. At this time, Messrs. Anthony and Prescott indicated that Merit would receive an offer from Synovus within a few weeks. On February 8, 1999, Synovus sent a written offer to Merit. At the February meeting of the Merit Board, the Synovus offer was rejected because of a lower than anticipated offering price. In rejecting this offer, the Merit Board indicated to Messrs. Carroll and Francis the minimum price which they believed would have to be paid for Merit. This minimum price was communicated to representatives of Synovus in connection with the message that Synovus' offer had been rejected.

     On March 12, 1999, Synovus provided Merit with a proposed letter of intent regarding the merger of Synovus with Merit. The Board of Directors of Merit and its counsel reviewed and revised the letter of intent. On March 18, 1999, the Board of Directors approved the terms of the letter of intent and authorized its execution by Messrs. Carroll and Francis.

     The letter of intent dated March 18, 1999 included a fixed exchange ratio of 1.0529 Synovus shares for each Merit share. During the period from March 18 until June 28, 1999, the stock prices of large United States financial institutions were erratic and generally lower than they had been during the first quarter of 1999. This was especially true in connection with Synovus' stock price. Therefore, during this period, negotiations occurred between representatives of Merit and Synovus regarding the exchange ratio, among other issues. Further, on May 26, 1999, representatives of Synovus met with the Merit Board to discuss an employee benefit issue which had not been resolved in prior negotiations between the two companies. On June 28, 1999, the Merit Board met with its legal counsel and with a representative of its financial advisor, T. Stephen Johnson & Associates, Inc., to consider and approve the Agreement and Plan of Merger with Synovus.

         Our Reasons for the Merger. Merit's Board of Directors has approved the merger agreement and has determined that the merger is in the best interests of Merit and its shareholders. The terms of the merger were the result of arms'-length negotiations between representatives of Merit and representatives of Synovus. Without assigning any relative or specific weights to the factors, the Board of Directors of Merit considered the following material factors, among others:

     . the value of the consideration to be received by Merit shareholders relative to the book value and earnings per share of Merit common stock;

     . information concerning the financial condition, results of operations and business prospects of Synovus;

     . the fact that following the merger, Mountain National Bank and Charter Bank & Trust Co. would continue to operate under their existing names and management teams;

     . the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the

                                       20


          proposed transaction with Synovus and the potential future impact of a change in the rules relating to pooling of interests accounting;

     . the alternatives to the merger, including remaining an independent institution;

     . the competitive and regulatory environment for financial institutions generally;

     . the fact that the merger will enable Merit shareholders to exchange their shares of Merit common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     . the opinion of T. Stephen Johnson & Associates, Inc. that the consideration to be received by Merit shareholders as a result of the merger is fair from a financial point of view.

     The Merit Board believes that the financial services industry, including banking, is becoming increasingly competitive and that the merger will enable Mountain and Charter to better serve their customers, while providing Merit shareholders with substantial benefits. The merger will provide opportunities for the banks to offer customers more diverse products and services. Further, because Synovus operates with a decentralized structure that allows its affiliate banks to operate in an autonomous manner, the Merit Board also believes that the same commitment to customer service now existing will continue following the merger.

     Each member of the Board of Directors of Merit has indicated that he intends to vote his shares of Merit common stock in favor of the merger.

     MERIT'S BOARD OF DIRECTORS RECOMMENDS THAT MERIT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     Management of Synovus believes that the merger will provide Synovus with expanded market opportunities for profitable long-term growth. Management of Synovus also believes that the merger will result in the addition of a well-suited and positioned banking organization to Synovus' existing organization.

Opinion of Financial Advisor

     T. Stephen Johnson & Associates, Inc. ("TSJ") is an investment banking and financial services firm located in Roswell, Georgia. As part of its investment banking business, TSJ engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither TSJ nor any of its affiliates has a material financial interest in Merit or Synovus. TSJ was selected to advise Merit's Board of Directors based upon its familiarity with Merit, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the Merit Board of Directors upon TSJ regarding the scope of its investigation or


                                       21


the procedures it followed in rendering its opinion. Merit has agreed to pay TSJ $40,000 for its services.

     At the meeting of the Merit Board on June 28, 1999, TSJ delivered its oral opinion that the consideration to be received by the holders of Merit common stock under the merger agreement is fair to such shareholders from a financial point of view. TSJ rendered its written opinion to the same effect (the "Fairness Opinion") to the Merit Board on August 6, 1999. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix "B" to this proxy statement/prospectus and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion.

     In arriving at its Fairness Opinion, TSJ performed the merger analyses described below. TSJ also reviewed certain publicly available business and financial information relating to Merit and Synovus. TSJ also considered certain financial and stock market data of Merit and Synovus, compared that data with similar data for certain other publicly-held banks and bank holding companies and considered the financial terms of certain other recent comparable community bank acquisition transactions in the southeastern United States, as further discussed below. TSJ also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant, including the conversion of Merit options into Synovus options and the additional Synovus common shares to be issued to the Source Shareholders. In connection with its review, TSJ did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by Merit management and submitted to TSJ were based on assumptions believed by TSJ to be reasonable and to reflect currently available information, but TSJ did not independently verify such information. TSJ did not make an independent evaluation or appraisal of the assets of Merit or Synovus.

     In connection with rendering the Fairness Opinion, TSJ performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by TSJ in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, TSJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, TSJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Merit's or Synovus' control. The analyses performed by TSJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Merit, Synovus or the merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could



                                       22

affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Merger Analysis: The merger consideration to be received by Merit shareholders is based on the defined exchange ratio for Synovus common shares. The exact number of Synovus common shares into which each Merit common share is to be converted is based on a conversion table. The conversion table establishes a set per share value to be received for each Merit common share equal to $24.024 per share as long as the 20-day average closing price of the Synovus common shares used to determine the exchange ratio is between $17.00 and $22.80 per share. Should the 20-day average closing price of Synovus common shares be below $17.00, the exchange ratio will become fixed and Merit may elect to terminate the transaction or accept the exchange ratio calculated using $17.00. Should the 20-day average closing price of Synovus common shares exceed $22.80, the exchange ratio will become fixed. In addition, if the 20-day average closing price of Synovus exceeds $25.00, Synovus may terminate the transaction or accept the exchange ratio using $22.80. TSJ performed the merger analysis using the average 20-day closing price of Synovus common shares from June 1, 1999 to June 28, 1999. At no time during that period did Synovus common shares trade at a value outside of the $17.00 to $22.80 range. Synovus common shares have continued to trade within the $17.00 to $22.80 range from June 29, 1999 through August 5, 1999. The 20-day average closing price calculated by TSJ for this analysis resulted in an average Synovus common share price of $19.76 and an exchange ratio of 1.2158 to 1. Based on this exchange ratio, the total value of the transaction would equal $114.77 million ($24.0244 per Merit common share). This total transaction value is 2.8759 times book value, 22.602 times trailing earnings, 36.92 percent of assets and 45.84 percent of deposits.

     Comparable Transactions Analysis: TSJ reviewed the merger as of June 28, 1999, for the purpose of comparing those values with purchase premiums paid in all 110 transactions that were announced since January 1998 involving selling institutions headquartered in the states of Alabama, Florida, Georgia, South Carolina and Tennessee, of which 18 all stock transactions involving selling institutions with total assets between $100 million and $500 million and total equity capital to total assets exceeding 10.00% were considered to be comparable transactions. A listing of these transactions is included with the Fairness Opinion. On average, the comparable transactions reported an announced deal price to book value of 2.7402 times, an announced deal price to earnings of
23.14 times, an announced deal price to assets of 32.68 percent and an announced deal price to deposits of 38.65 percent. The merger compares favorably with these transactions with the deal price to book value, the deal price to earnings, the deal price to assets and the deal price to deposits each ranking well within the range of the comparable transactions.

     Dividend Analysis: TSJ reviewed the historical dividend payouts at Merit in an effort to equate such payouts to the current dividend payout at Synovus. The Merit shareholders received $.23 per common share during the last twelve months. Assuming the current Synovus dividend payout of $.36 per share, the Merit shareholders would have received the equivalent of $.44 per current Merit share, based on an assumed exchange ratio of 1.2158 to 1.



                                       23


Conditions to the Merger

         The obligations of Synovus and Merit to effect the merger are subject to the satisfaction prior to the effective date of the following conditions:

     . approval of the merger agreement and the transactions contemplated by that agreement by the affirmative vote of the holders of a majority of Merit common stock;

     . approval of the merger agreement and the transactions contemplated by that agreement by the Federal Reserve and the Georgia Banking Department and the receipt of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the merger agreement; provided, however, that no approval or consent referred to in the merger agreement or immediately above will be deemed to have been received if it includes any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger in the reasonable opinion of the Board of Directors of Synovus or Merit;

     . the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the merger agreement;

     . neither Synovus nor Merit shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

     . the registration statement of which this proxy statement/prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority;

     . receipt by Synovus and Merit of an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code;

     . receipt by Synovus and Merit from each other of a certificate to the effect that the representations made by management of such party to KPMG LLP in delivery of the opinion referenced immediately above were true, correct and complete when made; and



                                       24


     . receipt by Synovus of a letter dated as of the effective date of the merger from KPMG LLP to the effect that merger will qualify for pooling of interests accounting treatment.

     The obligation of Synovus to effect the merger is subject to the satisfaction prior to the effective date of the merger of the following additional conditions:

     . each of the representations, warranties and covenants of Merit contained in the merger agreement will be true on, or complied with by, the effective date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus will have received a certificate signed by the Chief Executive Officer of Merit, dated the effective date, to such effect;

     . there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Merit or its subsidiaries: (a) which, in the reasonable judgment of Synovus, would have a material adverse effect upon Merit or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     . Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Merit which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Merit;

     . J. Randall Carroll and Ronald H. Francis will have entered into employment agreements with Synovus;

     . on the effective date, Mountain National Bank and Charter Bank & Trust Co. will have a CAMELS rating of at least 2 and a Compliance Rating and a Community Reinvestment Act Rating of at least Satisfactory;

     . on the effective date, Merit will have a loan loss reserve of at least 1.50% of loans which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

     .    Merit will have delivered to Synovus certain environmental reports;

     . the results of any regulatory exam of Merit will be reasonably satisfactory to Synovus; and



                                       25


     . each of Merit's officers and directors will have delivered a "no claims" letter to Synovus.

     The obligation of Merit to effect the merger is subject to the satisfaction prior to the effective date of the merger of the following additional conditions:

     . each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Merit will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

     . the listing for trading of the shares of Synovus common stock which shall be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

     . there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its subsidiaries: (a) which, in the reasonable judgment of Merit, would have a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     . Merit will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Merit, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Merit, has or will have a material adverse effect on Synovus;

     . Merit shall have received from the Deputy General Counsel of Synovus an opinion to the effect that the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights; and

     . Merit shall have received a letter from TSJ dated not more than five business days prior to the date of the proxy statement/prospectus, to the effect that, in the opinion of such firm, the exchange ratio is fair from a financial point of view to the holders of Merit common stock.



                                       26

Conduct of Business of Merit and Synovus Pending the Merger

     The merger agreement provides that prior to the effective date of the merger, Merit and its subsidiaries shall conduct their business only in the ordinary course and will not, without the prior written consent of Synovus:

     . issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Merit common stock issued in connection with the exercise of currently outstanding options to purchase shares of Merit common stock;

     . declare, set aside, or pay any dividend or distribution with respect to the capital stock of Merit or its subsidiaries, other than normal and customary quarterly cash dividends in accordance with past practices;

     . directly or indirectly redeem, purchase or otherwise acquire any capital stock of Merit or its subsidiaries;

     . effect a split or reclassification of the capital stock of Merit or a recapitalization of Merit or its subsidiaries;

     . amend the Articles of Incorporation or bylaws of Merit or its subsidiaries;

     . grant any increase in the salaries payable or to become payable by Merit or its subsidiaries or to any employee other than normal, annual salary increases to be made with regard to the employees of Merit or its subsidiaries;

     . make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Merit or its subsidiaries, except to the extent such changes are required by applicable laws or regulations;

     . enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Merit or its subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of its banking business;

     . incur or assume any liabilities, other than in the ordinary course of its business;

     . dispose of any of its assets or properties, other than in the ordinary course of its business;

     . solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its subsidiaries with any bank or other entity other than as provided by the merger agreement, or, subject to


                                       27


          the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Merit shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

     . take any other action or permit its subsidiaries to take any other action not in the ordinary course of its business; or

     .    directly or indirectly agree to take any of the foregoing actions.

     The merger agreement also provides that without the prior written consent of Merit, Synovus will not:

     . declare, set aside or pay any cash dividend on its common stock other than normal and customary cash dividends in accordance with Synovus' current dividend policy; or

     . take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated by the merger agreement; or
          (b) adversely affect its ability to perform its covenants and agreements on a timely basis under the merger agreement.

Regulatory Approvals

     As indicated above, consummation of the merger and the transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve and the Georgia Banking Department. Applications in connection with the merger were filed with the Federal Reserve and the Georgia Banking Department on or about June 29, 1999. The merger has not yet been approved by the Federal Reserve or the Georgia Banking Department. The merger cannot be consummated for 30 days after approval thereof by the Federal Reserve, although this period may be shortened to 15 days by the U.S. Attorney General. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

     There can be no assurance that the Federal Reserve or the Georgia Banking Department or any other applicable regulatory authority will approve or take other required action with respect to the merger. Synovus and Merit are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should such other approval or action be required, it is contemplated that Synovus and Merit would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.



                                       28


Waiver and Amendment

     Prior to the effective date of the merger, any provision of the merger agreement may be waived by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Synovus and Merit after approval of their respective Boards of Directors.

Termination

     The merger agreement may be terminated prior to the effective date of the merger, either before or after its approval by the shareholders of Merit:

     . by the mutual consent of Synovus and Merit, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

     . by Synovus or Merit if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the party seeking to terminate;

     . by Synovus or Merit, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the merger is not consummated by November 30, 1999 unless the failure to so consummate by such time is due to the breach of the merger agreement by the party seeking to terminate;

     . by Merit, if the average closing price of Synovus common stock on the NYSE during the 20 trading days ending on the fifth business day preceding the date of the special meeting is less than $17.00 per share; or

     . by Synovus, if the average closing price of Synovus common stock on the NYSE during the same period is more than $25.00 per share.

     In the event of the termination and abandonment of the merger agreement pursuant to the provisions described above, the merger agreement will become void and have no effect, except that provisions relating to confidentiality and expenses shall survive any such termination. Merit shall be entitled to a cash payment from Synovus for Merit's reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of the merger agreement due to: (i) the failure by Synovus to satisfy any of its representations, warranties or covenants set forth in the merger agreement; or
(ii) withdrawal of the fairness opinion of TSJ, other than a withdrawal due to materially inaccurate or fraudulent information having been provided by Merit to TSJ. Synovus shall be entitled to a cash payment from Merit for Synovus' reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of the merger agreement due to



                                       29


the failure by Merit to satisfy any of its representations, warranties or covenants set forth in the merger agreement.

Interests of Certain Persons in the Merger

     No officer or director of Merit, nor any of their "associates," has any direct or indirect material interest in the merger, except insofar as the following might be deemed to create such an interest:

     .    the ownership by such person of Merit common stock;

     . the continued employment by such person with Synovus after consummation of the merger;

     . the service by such person as a director of Mountain National Bank or Charter Bank & Trust Co. after consummation of the merger;

     . after the effective date of the merger, the eligibility of such persons to participate in the Synovus Financial Corp. Director and/or Employee Stock Purchase Plans or Synovus' welfare, incentive and benefit plans; and

     .    certain rights to indemnification.

     The Merit Board was aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

     Pursuant to the merger agreement, for a period of three years after the effective date, Synovus will indemnify, defend and hold harmless each person entitled to indemnification from Merit against all liabilities arising out of actions or omissions occurring at or prior to the effective date (including the transactions contemplated by the merger agreement) to the fullest extent permitted under Georgia law and by Merit's Articles of Incorporation and bylaws.

     Officers and employees with outstanding stock options under any Merit stock option plan will have their options converted into options with respect to Synovus common stock in accordance with the exchange ratio applicable to the merger. All other provisions of the stock option plans of Merit will remain in effect.

     In addition, as a condition to the merger, Synovus has agreed to enter into an employment agreement with J. Randall Carroll, Chairman of the Board and Chief Executive Officer of Merit. Pursuant to the employment agreement, Mr. Carroll will be elected as Chairman, President and Chief Executive Officer of Mountain National Bank. The agreement is for a five-year term and provides that Mr. Carroll will be compensated for his services at an annual rate of base compensation of $168,000 per year and will be eligible to participate in the Synovus incentive bonus plan. The employment agreement also provides that Mr. Carroll will be granted an option to purchase 15,000 shares of Synovus common stock on the effective date of the merger at an exercise price equal to the closing price of Synovus common stock on the effective date of the merger with the options becoming exercisable five years from the


                                       30

effective date. Finally, the employment agreement provides that Mr. Carroll will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the fifth anniversary of the effective date of the merger.

     Additionally, as a condition to the merger, Synovus has agreed to enter into an employment agreement with Ronald H. Francis, President of Merit. Pursuant to the employment agreement, Mr. Francis will be elected as President and Chief Executive Officer of Charter Bank & Trust Co. The agreement is for a five-year term and provides that Mr. Francis will be compensated for his services at an annual rate of base compensation of $165,000 per year and will be eligible to participate in the Synovus incentive bonus plan. The employment agreement also provides that Mr. Francis will be granted an option to purchase 15,000 shares of Synovus common stock on the effective date of the merger at an exercise price equal to the closing price of Synovus common stock on the effective date of the merger with the options becoming exercisable five years from the effective date. Finally, the employment agreement provides that Mr. Francis will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the fifth anniversary of the effective date of the merger.

     Synovus has also agreed to enter into its standard change of control agreement with Messrs. Carroll and Francis. The agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the agreement, the executive's employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control. Generally, a "change of control" is deemed to occur in any of the following circumstances:

     . the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members;

     . the persons serving as directors of Synovus as of the date of the change of control agreement and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Synovus Board ceasing to comprise at least two-thirds (2/3) of the Synovus Board;

     . a merger, consolidation, reorganization or sale of Synovus' assets unless: (a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company; (b) no person owns more than 20% of the new company; and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or

     . a "triggering event" occurs, as defined in the Synovus Rights Agreement. For information concerning the Synovus Rights Agreement, see "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF MERIT


                                       31


          SHAREHOLDERS - The Rights Plan." Under the change of control agreement, severance pay would equal two times current base salary and bonus, with bonus being defined as the average bonus paid in the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for two years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the change of control. The executive would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant. If the executive were to be impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements, the executive would receive additional gross up payments so that he would be in the same position as if there were no excise tax. The agreement does not provide for retirement benefits or perquisites.

Employee Benefits

     Synovus has agreed in the merger agreement that, following the effective date, Synovus will provide generally to officers and employees of Merit and its subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Merit and its subsidiaries. As soon as administratively and financially practicable following the effective date, Synovus has agreed to provide generally to officers and employees of Merit and its subsidiaries employee benefits which, when taken as a whole, are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated officers and employees.

Tax Opinion

     The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Merit and to Synovus and Merit. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons who acquired Merit common stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related


                                       32


to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder.

     Synovus and Merit have received an opinion from KPMG LLP, to the effect that:

     . the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

     . the basis of Synovus common stock to be received by each Merit shareholder will be the same as the basis of Merit common stock being surrendered;

     . the holding period of Synovus common stock will include the holding period of the Merit common stock being exchanged, provided that the Merit common stock is held as a capital asset at the effective date of the merger; and

     . that, upon consummation of the merger, no gain or loss will be recognized by the shareholders of Merit upon their receipt of shares of Synovus common stock: (a) with the exception of any income or loss that will be recognized by any Merit shareholders with respect to any cash payments required to be received by them in lieu of their receipt of fractional shares of Synovus common stock; and (b) except to the extent that the share purchase Rights, which are described on pages 37 through 41 of this proxy statement/prospectus, are determined to be other property within the meaning of Section 356 of the Internal Revenue Code, as described on pages 9 and 10 of the opinion, which is attached hereto as Appendix "C." The tax opinion was issued on July 16, 1999. The tax opinion is based upon certain assumptions and representations by the managements of Synovus and Merit (including, in general, the absence of any plan or intention of Merit's shareholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate certain precedents regarding continuity of interest required to exist in a reorganization). KPMG LLP serves Synovus as independent auditors.

     All Merit shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Accounting Treatment

     It is anticipated that the merger will be accounted for as a pooling of interests for financial reporting purposes. Under such accounting method, holders of Merit common stock will be deemed to have combined their existing voting common stock interest with that of holders of Synovus common stock by exchanging their shares for shares of Synovus common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Merit, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Synovus, and no goodwill will be created. Synovus will be able to include in its



                                       33


consolidated income the consolidated income of Merit for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by Synovus as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling of interests method of accounting. The merger agreement provides that consummation of the merger is subject to the receipt by Synovus of a letter from KPMG LLP to the effect that the merger will qualify as a pooling of interests under generally accepted accounting principles and applicable rules of the SEC if consummated in accordance with the merger agreement.

Expenses

     The merger agreement provides that Synovus and Merit will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own counsel and accountants.

Resales of Synovus Common Stock

     The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Merit for purposes of Rule 145 under the Securities Act as of the date of the Merit special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Merit generally include individuals or entities that control, are controlled by or are under common control with Merit and may include certain officers and directors of Merit as well as principal shareholders of Merit.

     Merit has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Merit to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Merit common stock owned by such person or Synovus common stock to be received by such person in the merger: (i) in the case of shares of Synovus common stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Securities and Exchange Commission, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and Merit. This proxy statement/prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this proxy statement/prospectus in connection with any such resale.



                                       34

NYSE Listing

     Synovus common stock is listed on the NYSE. The Synovus common stock issued to the shareholders of Merit pursuant to the merger agreement will be listed on the NYSE.
                    DESCRIPTION OF STOCK AND EFFECT OF MERGER
                         ON RIGHTS OF MERIT SHAREHOLDERS

         If the merger is consummated, Merit shareholders will become shareholders of Synovus.

         The following sets forth, in summary form, a comparison of certain rights of shareholders owning Synovus common stock and shareholders owning Merit common stock.


               Synovus                                                             Merit
 .       Ten votes for each share held, except              .       One vote for each share held
        in certain limited circumstances
        described below

 .       No cumulative voting rights in the                 .       No cumulative voting rights in the
        election of directors, meaning that the                    election of directors, meaning that the
        holders of a plurality of the shares                       holders of a plurality of the shares
        elect the entire Board of Directors                        elect the entire Board of Directors

 .       Dividends may be paid from funds                   .       Dividends may be paid from funds
        legally available, subject to contractual                  legally available, subject to contractual
        and regulatory restrictions                                and regulatory restrictions

 .       Right to participate pro rata in                   .       Right to participate pro rata in
        distribution of assets upon liquidation                    distribution of assets upon
                                                                   liquidation

 .       No pre-emptive or other rights to                  .       No pre-emptive or other rights to
        subscribe for any additional shares or                     subscribe for any additional shares or
        securities                                                 securities

 .       No conversion rights                               .       No conversion rights

 .       Directors serve staggered 3-year terms             .       Directors serve one-year terms

 .       Certain corporate actions, including               .       Certain corporate actions, including
        business   combinations,   require  the                    business combinations with "interested
        affirmative action or vote of 66-2/3%                      parties," require the affirmative action or
        of the votes  entitled  to be cast by the                  vote of 75% of the votes entitled to be
        shareholders of all voting stock                           cast at the meeting.

 .       No preferred stock is authorized                   .       No preferred stock is authorized

 .       Common Stock Purchase Rights trade                 .       No comparable provision
        with shares as described below

                                       35

Synovus Common Stock

     Synovus is incorporated under the Georgia Business Corporation Code, and Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 271,409,573 shares were outstanding on June 30, 1999. Synovus has no preferred stock authorized. Synovus' Board of Directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

     Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who does not have the support of Synovus' Board of Directors. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF MERIT SHAREHOLDERS - Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment"; " - The Rights Plan"; " Staggered Board of Directors"; and " - Evaluation of Business Combinations."

Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment

     Pursuant to an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986 ("Voting Amendment"), shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:
(i) has had the same beneficial owner since April 24, 1986; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
(iii) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Merit upon consummation of the merger; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan; (v) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (vi) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (vii) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (i)-(vii) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986) ("ten-vote shares"). Shareholders of shares of Synovus common stock not described above are entitled to one vote per share for each such share ("one-vote shares"). A shareholder may own both


                                       36


ten-vote shares and one-vote shares, in which case he will be entitled to ten votes for each ten- vote share and one vote for each one-vote share.

     In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' Board of Directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' Board of Directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

     As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the Voting Amendment and restoring the principle of one share/one vote.

     If the merger is approved, present shareholders of Merit common stock, as future shareholders of Synovus common stock, will, pursuant to the Voting Amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Such persons may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if Merit shareholders acquire by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, they will be entitled to only receive one vote per share for each of such shares in excess of 1,139,063 shares until they have been held for four years.

     Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to divi dends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

The Rights Plan

     Synovus has adopted a Shareholder Rights Plan pursuant to which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors of a target corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering



                                       37


events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' Shareholder Rights Plan are discussed below.

     On April 27, 1999, the Board of Directors of Synovus adopted a Shareholder Rights Plan pursuant to a Rights Agreement and authorized and declared a dividend of one Common Stock Purchase Right (a "Right") with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the Distribution Date (as hereinafter defined) or the expiration or earlier redemption of the Rights. Each Right entitles the registered holder to purchase from Synovus at any time after the Distribution Date one share of common stock at a price of $225.00 per share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement between Synovus and State Street Bank and Trust Company, as Rights Agent.

     Initially, the Rights will attach to all certificates of outstanding shares of common stock, and no separate Right Certificates (as hereinafter defined) will be distributed. The Rights will become exercisable and separate from the shares of common stock upon the earlier to occur of (i) ten days after the date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock (such person or group being hereinafter referred to as an "Acquiring Person"); or (ii) ten business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock (the earlier of such dates in clauses (i) and (ii) being called the "Distribution Date"). Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

     Each of the following persons will not be deemed to be an Acquiring Person even if they have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock: (i) Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus; (ii) any shareholder who is a descendant of D. Abbott Turner (the "Turner Family"), any shareholder who is affiliated or associated with the Turner Family and any person who would otherwise become an Acquiring Person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner Family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock; (iii) any person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person shall become the beneficial owner of any additional shares of common stock; and
(iv) any person who as of the Record Date was the beneficial owner of 15% or more of the



                                       38


outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be evidenced by the certificates for the common stock, (ii) the Rights will be transferred with, and only with, the shares of common stock, (iii) new common stock certificates issued after the Record Date upon transfer or new issuance of shares of common stock will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for shares of common stock outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (collectively, the "Right Certificates") will be mailed to holders of record of the shares of common stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus as described below.

     If any person becomes an Acquiring Person, each holder of a Right will thereafter have the right (the "Flip-In Right") to receive upon payment of the Purchase Price, shares of common stock (or in certain circumstances, cash, property or other securities of Synovus) having a value equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, all Rights that are, or were, beneficially owned by an Acquiring Person or any affiliate or associate thereof will be null and void and not exercisable.

     If, at any time on or after the Stock Acquisition Date, (i) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, in lieu of shares of common stock and upon exercise and payment of the Purchase Price, common shares of the acquiring company having a value equal to two times the Purchase Price. If a transaction would otherwise result in a holder's having a Flip-In as well as a Flip-Over Right, then only the Flip-Over Right will be exercisable. If a transaction results in a holder's having a Flip-Over Right subsequent to a transaction resulting in a holder's having a Flip-In Right, a holder will have Flip-Over Rights only to the extent such holder's Flip-In Rights have not been exercised.

     The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (ii) upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding dividends payable in common


                                       39


stock) or of subscription rights or warrants (other than those referred to above). However, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%.

     The number of outstanding Rights and the number of shares of common stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

     At any time after a Person becomes an Acquiring Person and before the acquisition by a Person of 50% or more of the outstanding common stock of Synovus, the Board of Directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable Rights (other than Rights owned by such Acquiring Person which would become null and void) at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per Right, subject to adjustment.

     To the extent that, after the triggering of Flip-In Rights, insufficient shares of common stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the Purchase Price.

     Synovus is not required to issue fractional shares of common stock and in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current value of share of common stock. Following the triggering of the Flip-In Rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

     At any time prior to the Distribution Date, the Board of Directors of Synovus may redeem all, but not less than all, of the then outstanding Rights at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

     The issuance of the Rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the Rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.



                                       40


     Prior to the Stock Acquisition Date, the Rights Agreement generally may be amended by Synovus without the consent of the holders of the Rights or the common stock. On or after the Stock Acquisition Date, Synovus may amend the Rights Agreement only to (i) cure any ambiguity, (ii) correct or supplement any provision which may be defective or inconsistent with the other provisions of the Rights Agreement, or (iii) change or supplement the Rights Agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of Rights (other than any interest of an Acquiring Person or an affiliate or associate of an Acquiring Person).

     A copy of the Rights Agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the Rights filed with the SEC. This Registration Statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and reference is made to them for the complete terms of the Rights Agreement and the Rights. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. If the merger is approved, Rights will attach to Synovus common stock issued to the present shareholders of Merit.

Staggered Board of Directors; Supermajority Approvals

     Pursuant to Synovus' Articles of Incorporation and bylaws, Synovus' Board of Directors is divided into three classes of directors serving staggered 3-year terms, with the terms of each class of directors to expire each succeeding year. Also pursuant to Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Synovus common stock is required to: (i) call a special meeting of Synovus' shareholders; (ii) fix, from time to time, the number of members of Synovus' Board of Directors;
(iii) remove a member of Synovus' Board of Directors; (iv) approve any merger or consolidation of Synovus with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and (v) alter, delete or rescind any provision of Synovus' Articles of Incorporation.

     This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered Board of Directors, especially when combined with the Voting Amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the Board. A potential acquiror with shares recently acquired and not entitled to 10 votes per share under the Voting Amendment may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.



                                       41


Evaluation of Business Combinations

     Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' Board of Directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the Board of Directors deems pertinent.

Merit Common Stock

     The authorized capital stock of Merit consists of 10,000,000 shares of common stock, $2.50 par value. As of August 5, 1999, 4,777,316 shares of Merit common stock were issued and outstanding.

     Holders of Merit common stock are entitled to one vote per share on all matters to be voted on by shareholders.

     Holders of shares of Merit common stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by Merit out of funds legally available therefor and to share pro rata in the distribution to shareholders upon dissolution of Merit.

     Holders of Merit common stock do not have pre-emptive rights. Holders of Merit common stock do not have conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Merit common stock are fully paid and nonassessable.

     The preceding descriptive information supplied herein concerning Synovus common stock and Merit common stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, Merit's Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and Merit common stock. The information does not purport to be complete and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus and Merit and the laws of the State of Georgia.

No Dissenters' Rights

     Holders of Merit common stock do not have dissenters' rights of appraisal with respect to the merger under the Georgia Business Corporation Code because Merit common stock is listed on the Nasdaq National Market.

                             DESCRIPTION OF SYNOVUS
Business

     The disclosures made in this proxy statement/prospectus, together with the following information which is specifically incorporated by reference herein, describe the business of Synovus:



                                       42

        1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (which incorporates certain portions of Synovus' 1998 Annual Report to Shareholders and its Proxy Statement for its Annual Meeting of Shareholders held on April 22, 1999).

        2. Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        3. Synovus' Current Reports on Form 8-K dated February 26, 1999, March 15, 1999 and April 27, 1999.

Management and Additional Information

     Certain information relating to the executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                              DESCRIPTION OF MERIT
Business

         The disclosures made in this proxy statement/prospectus, together with the following information which is specifically incorporated by reference herein, describe the business of Merit:

        1. Merit's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (which incorporates certain portions of Merit's Proxy Statement for its Annual Meeting of Shareholders held on May 11,
           1999).

        2. Merit's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        3. Merit's Current Report on Form 8-K dated June 28, 1999.

Management and Additional Information

     Certain information relating to the executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Merit is incorporated by reference or set forth in Merit's Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." Shareholders desiring copies of such documents may contact Merit at its address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."



                                       43

                               REGULATORY MATTERS

General

     As a bank holding company, each of Synovus and Merit is subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Each of Synovus' and Merit's affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the FDIC and the Federal Reserve. Each of Synovus' and Merit's state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments.

     Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks.

Dividends

     Under the laws of the State of Georgia, each of Synovus and Merit, as business corporations, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus and Merit are also subject to certain regulatory capital restrictions that limit the amount of cash dividends that they may pay. Additionally, Synovus is subject to certain contractual restrictions that limit the amount of cash dividends it may pay.

     The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary sources of funds for Merit's payment of dividends to its shareholders are dividends to Merit from its banking affiliates, one of which is a national bank and the other of which is a Georgia state chartered bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and Merit may pay. Pursuant to the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment: (i) the ratio of such banking affiliate's equity capital (defined to include the aggregate par value of all outstanding common stock, paid-in surplus, retained earnings, capital resources, reserves for loan losses, aggregate par value of outstanding preferred stock which is not redeemable and other outstanding instruments which are required to be converted into


                                       44


common stock) to its adjusted total assets is less than 6%; (ii) the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profit for the previous calendar year; or (iii) its total classified assets in its most recent regulatory examination exceeded 80% of its equity capital (as defined above) as reflected in such examination. In general, the approval of the Alabama Banking Department and the Florida Banking Department, as applicable, is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits (as defined) for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's net income for the current year plus retained net income for the preceding two years, less any required transfers to surplus.

     Certain of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of such limits in the future. If such prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

     Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders.

     Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $92.9 million during 1999 without obtaining regulatory approval.

     Under restrictions imposed under federal and state laws, Merit's subsidiary banks could declare aggregate dividends to Merit of approximately $9.9 million during 1999 without obtaining regulatory approval.

Capital Requirements

     Synovus and Merit are required to comply with the capital adequacy standards established by the Federal Reserve and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate


                                       45


weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). The Federal Reserve also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 Capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

     The Federal Reserve has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "leverage ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational, or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve of any specific minimum leverage ratio applicable to it.

     At March 31, 1999, Synovus' total capital ratio was 13.62%, its Tier 1 Capital ratio was 12.36% and its Tier 1 leverage ratio was 10.71%. Assuming the merger, and Synovus' other pending acquisitions, had been consummated on March 31, 1999, the total capital ratio of Synovus would have been 13.67%, its Tier 1 Capital ratio would have been 12.41% and its Tier 1 leverage ratio would have been 10.65%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines.

     At March 31, 1999, Merit's total capital ratio was 18.06%, its Tier 1 Capital ratio was 16.81% and its Tier 1 leverage ratio was 13.36%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines.

     Each of Synovus' and Merit's banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of March 31, 1999.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the



                                       46


FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC- insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action."

Commitments to Subsidiary Banks

     Under the Federal Reserve's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

     In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

     The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Pursuant to FDICIA, the Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%); (ii) adequately capitalized (an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%); (iii) undercapitalized (an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%); (iv) significantly undercapitalized (an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%); and
(v) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate federal banking regulator to downgrade an institution to the


                                       47



next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

     The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholders. The federal banking agencies determined that stock valuation standards



                                       48

were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt correction action provisions of FDICIA. See "Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                                  LEGAL MATTERS

     The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this proxy statement/prospectus, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

                                     EXPERTS
Synovus

     The consolidated balance sheets of Synovus and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, all of which are incorporated by reference in this proxy statement/prospectus, have been audited by KPMG LLP, independent certified public accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of KPMG LLP and upon their authority as experts in accounting and auditing.

Merit

     The consolidated balance sheets of Merit and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, all of which are incorporated by reference in this proxy statement/prospectus, have been audited by PricewaterhouseCoopers LLP, independent


                                       49


accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of PricewaterhouseCoopers LLP given their authority as experts in accounting and auditing.

                                  OTHER MATTERS

     Merit's Board of Directors does not know of any matters to be presented at the special meeting other than those set forth above. If any other matters are properly brought before the special meeting or any adjournment thereof, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders of Merit, which will not be held if the merger is completed, and included in Merit's proxy materials must be received at the principal executive offices of Merit no later than December 3, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in Merit's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wishing to present proposals at such meeting (but not include them in Merit's proxy materials) must also give notice of such proposals to Merit no later than February 16, 2000. It is urged that any proposals be sent by certified mail, return receipt requested.

     Any shareholder satisfying the SEC's requirements and wishing to submit a proposal to be included in Synovus' proxy statement for the 2000 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 22, 1999 in order to consider it for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders.

     Shareholders who wish to present director nominations or other business at the Annual Meeting (but not include them in Synovus' proxy materials) are required to notify the Secretary of their intent at least 45 days but not more than 90 days before March 19, 2000 and the notice must provide information as required in the bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Secretary of Synovus.

                       WHERE YOU CAN FIND MORE INFORMATION

     Synovus and Merit file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus and Merit file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."


                                       50

Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, for Synovus, and Nasdaq, for Merit.

     Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to Merit shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

     The SEC allows Synovus and Merit to "incorporate by reference" information into this proxy statement/prospectus, which means that Synovus and Merit can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Synovus and Merit have previously filed with the SEC. These documents contain important information about Synovus and Merit and their businesses.
                     Synovus SEC Filings (File No. 1-10312)

     (i) Synovus' Annual Report on Form 10-K for the year ended December 31,
1998;

     (ii) Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (iii) Synovus' Current Reports on Form 8-K dated February 26, 1999, March 15, 1999 and April 27, 1999;

     (iv) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

     (v) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.


                      Merit SEC Filings (File No. 0-25938)

     (i) Merit's Annual Report on Form 10-K for the year ended December 31,
1998;

     (ii) Merit's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (iii) Merit's Current Report on Form 8-K dated June 28, 1999 announcing the signing of the merger agreement; and




                                       51


     (iv) the description of Merit common stock contained in Merit's Registration Statement on Form 8-A declared effective by the SEC on June 9, 1995.

     Synovus and Merit also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the consummation of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Synovus has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Synovus and Merit has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Merit.

     You can obtain any of the documents incorporated by reference from the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                            Merit Holding Corporation
                                5100 LaVista Road
                               Post Office Box 49
                           Tucker, Georgia 30085-0049
                             Attn: Ronald H. Francis
                                    President
                            Telephone: (770)423-2265

                             Synovus Financial Corp.
                                901 Front Avenue
                                    Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706)649-2267

     If you would like to request documents from us, please do so by September 1, 1999 to receive them before the meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Synovus and Merit have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 10, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than


                                       52


that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Synovus stock in the merger creates any implication to the contrary.

                         PRO FORMA FINANCIAL INFORMATION

     Pro forma financial information reflecting the acquisition of Merit by Synovus is not presented herein since the pro forma effect is not significant.

     On June 7, 1999, Synovus signed an Agreement and Plan of Merger providing for the acquisition of Ready Bank of Fort Walton Beach Holding Company which is located in Fort Walton Beach, Florida. At March 31, 1999, Ready Bank of Fort Walton Beach Holding Company had total assets of $72.5 million and shareholders' equity of $6.5 million, and for the three months ended March 31, 1999, reported net income of $126,000. Pro forma financial information reflecting this acquisition is not presented in this proxy statement/prospectus because the pro forma effect of such acquisition is not significant either individually, or when combined with Merit.







                                       53


                                  Appendix "A"

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of June, 1999 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and MERIT HOLDING CORPORATION ("Merit").

                                    RECITALS:

     A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of May 31, 1999, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 271,314,672 shares are outstanding. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 36 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

     B. Merit. Merit has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Tucker, Georgia. As of the date hereof, Merit has 10,000,000 authorized shares of common stock, par value $2.50 per share ("Merit Common Stock"), of which 4,777,316 shares are outstanding as of the date hereof. All of the issued and outstanding shares of Merit Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Merit has two wholly-owned banking Subsidiaries, one of which owns a Subsidiary which engages in leasing activities, as of the date hereof. Each subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

     C. Rights, Etc. Neither Synovus nor Merit has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except as described in filings made with the Securities and Exchange Commission ("SEC") by Synovus and Merit ("Public Filings") or except as otherwise disclosed in the letter referred to in
Article III below.

     D. Board Approvals. The respective Boards of Directors of Synovus and Merit have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of Merit, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

     E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and Merit adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

     (A) Structure of the Merger. On the Effective Date (as defined in Article
VII), Merit will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code ("Georgia Act"). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

     (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Merit Common Stock issued and outstanding on the Effective Date shall be converted into and exchanged for shares of Synovus Common Stock, with the exact number of shares of Synovus Common Stock into which each such share of Merit Common Stock is to be converted to be determined in accordance with the conversion ratio table set forth in Appendix "A" attached hereto and made a part hereof ("Per Share Exchange Ratio"). As of the Effective Date, each share of Merit Common Stock held as treasury stock of Merit shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

     No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of Merit Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

     Each shareholder of Merit Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on June 28, 1999 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide Merit with certified copies of such resolutions prior to the Effective Date.

     The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

     In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

     The shareholders of Merit Common Stock shall not be entitled to rights of dissent and appraisal in connection with the Merger pursuant to the Georgia Act.

     (C) Procedures. Certificates which represent shares of Merit Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

     As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Merit Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the Merit Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph I(B) hereof and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of

Merit of shares of Merit Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to Merit, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or Merit with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

     After the Effective Date, holders of Merit Common Stock shall cease to be, and shall have no rights as, stockholders of Merit, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 90 days after the Effective Date, former shareholders of record of Merit shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective Merit Common Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

     Notwithstanding the foregoing, neither Synovus nor Merit nor any other person shall be liable to any former holder of shares of Merit Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (D) Options. On the Effective Date, each option granted by Merit to purchase shares of Merit Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted automatically into an option to purchase shares of Synovus Common Stock in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

           (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Merit Common Stock subject to the original option multiplied by the Per Share Exchange Ratio provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

           (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Merit Common Stock under the original option divided by the Per Share Exchange Ratio provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase Merit Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase Merit Common Stock shall be granted.

                           II. ACTIONS PENDING MERGER

     (A) Merit and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Merit Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of Merit Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Merit other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Merit or its Subsidiaries; (4) effect a split or reclassification of the capital stock of Merit or its Subsidiaries or a recapitalization of Merit or its Subsidiaries; (5) amend the articles of incorporation or by-laws of Merit or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by Merit or its Subsidiaries to any employee and other than normal, annual salary increases to be made with regard to the employees of Merit or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Merit or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Merit or its Subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business;
(11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Merit shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

     (B) Without the prior written consent of Merit, which consent will not be unreasonably withheld, Synovus will not: (1) declare, set aside or pay any cash dividend on its Common Stock other than normal and customary quarterly cash dividends in accordance with Synovus' current Dividend Policy; or (2) take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

     Synovus hereby represents and warrants to Merit, and Merit represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or Merit, respectively, of even date herewith delivered to the other party:

     (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V, hereof;

     (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

     (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have an adverse effect on the business, results of operations or financial condition of it or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole ("Material Adverse Effect") provided that "Material Adverse Effect" shall not be deemed to include: (1) the impact of changes in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes in generally accepted accounting principles applicable to banks and their holding companies) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

     (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

     (E) subject, in the case of Merit, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief;

     (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Merit, both of which are referred to in Paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

     (G) since December 31, 1996, Merit and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports,") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made
                                       -7-

therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

     (H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 1998 or disclosed in the notes thereto;

     (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which have caused a Material Adverse Effect with respect to it since December 31, 1998;

     (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

     (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

     (L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

     (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

     (N) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

     (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) or why the accountants' letter referred to in Paragraph (A)(10) of Article V cannot be obtained;

     (P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 1998 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

     (Q) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

     (R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

     (S) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

     (T) other than services provided by T. Stephen Johnson & Associates, Inc., which has been retained by Merit and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

     (U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of Merit in the Merger (the "Registration Statement"); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with Merit's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (V) for purposes of this section, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq; the Toxic Substances Control

Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or Merit as applicable, or any of their respective Subsidiaries.

           (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect;

     (W) in the case of Merit, all securities issued by it (or any other person), convertible into Merit Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock; and

     (X) it has adopted and is in the process of implementing policies and procedures to ensure that it will be in material compliance with the Federal Financial Institutions Examination Counsel's May 5, 1997 Interagency Statement on Year 2000 Project Management Awareness and subsequent regulatory directives with respect to Year 2000 issues.

                                  IV. COVENANTS

     Synovus hereby covenants to Merit, and Merit hereby covenants to Synovus, that:

     (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

     (B) in the case of Merit, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and by-laws; (3) recommend to its shareholders that they approve the Plan (unless such recommendation would constitute a breach of its fiduciary duties as determined in good faith after consultation with counsel); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

     (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

     (D) Synovus will advise Merit, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

     (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

     (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

     (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan. Any nonpublic information regarding either party shall be held subject to the terms of that certain letter agreement between Synovus and Merit dated March 23, 1999;

     (H) it shall notify the other party hereto as promptly as practicable of:
(1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

     (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Georgia Department of Banking and Finance ("Georgia Department"), and to such other regulatory agencies as required by law;

     (J) it will use its best efforts to cause the Merger to qualify for pooling of interests accounting treatment and to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

     (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

     (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of Merit and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Merit and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of Merit and its Subsidiaries

Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which Merit participates after the Effective Date, Synovus agrees: (1) to treat service by Merit employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Merit upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of
Section 5000(b)(i) of the Code;

     (M) it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

     (N) Merit shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of interests" treatment as described below) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Merit shareholders meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Merit Common Stock held by such "affiliate" and the shares of Synovus Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and
(2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling-of-interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Synovus Common Stock issued to affiliates of Merit will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Synovus and Merit within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

     (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

     (P) in the case of Synovus, it shall take no action which would cause the shareholders of Merit to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

     (Q) it shall take no action which would prevent the issuance of the accountants' letter referred to in Paragraph (A)(10) of Article V, including, in the case of Merit, the discretionary vesting of outstanding stock options;

     (R) Merit shall coordinate with Synovus the declaration of any dividends in respect of Merit Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Merit Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Merit Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

     (S) Merit will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by Merit upon which Merit is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that Merit leases, which are known as Riverside, Stone Mountain and Peachtree Corners branches and in addition, Merit agrees to conduct a phase one assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify Merit in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on Merit. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on Merit, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Merit good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

     (T) Prior to the Effective Date, Merit shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Merit to provide for continued coverage of such insurance for a period of three years following the Effective Date with respect to matters occurring prior to the Effective Date; and
                                      -16-

     (U)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, for a period of three years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from Merit and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by Merit's and its Subsidiaries' Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

        (2) Any Indemnified Party wishing to claim indemnification under Paragraph (R)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                          V. CONDITIONS TO CONSUMMATION

     (A) The respective obligations of Synovus and of Merit to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

        (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Merit in accordance with applicable law and Merit shall have furnished to Synovus certified copies of resolutions duly adopted by Merit's shareholders evidencing the same;

        (2) the procurement by Synovus and Merit of approval of the Plan and the transactions contemplated hereby by the Board of Governors and by the Georgia Department;

        (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Merit;

        (4) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Plan;

        (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

        (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

        (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

        (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or Merit as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of Merit who exchange their shares of Merit Common Stock solely for shares of Synovus Common Stock pursuant to the Merger;

        (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, or its Chief Financial Officer, and by its Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V; and

        (10) Synovus shall have received a letter dated as of the Effective Date from KPMG, its independent certified public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment. Prior to the receipt of said letter, Synovus and Merit shall have received a letter from PricewaterhouseCoopers LLP, Merit's certified public accountants, stating that Merit meets the criteria for pooling of interests accounting treatment.

     (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

        (1) each of the representations, warranties and covenants contained herein of Merit shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of Merit, dated the Effective Date, to such effect;

        (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Merit or its
Subsidiaries: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect upon Merit or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

        (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Merit which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Merit;

        (4) J. Randall Carroll and Ronald H. Francis shall have entered into employment agreements with Synovus as proposed by Synovus and approved by Messrs. Carroll and Francis which will become effective as of the Effective Date;

        (5) on the Effective Date, Mountain National Bank and Charter
Bank & Trust Co. will each have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

        (6) on the Effective Date, Merit will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

        (7) Merit shall have delivered to Synovus the environmental reports referenced in Paragraph (V) of Article III;

        (8) the results of any regulatory exam of Merit and its Subsidiaries occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and

        (9) each of the officers and directors of Merit shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Merit other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.

     (C) The obligation of Merit to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

        (1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Merit shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

        (2) the listing for trading of the shares of Synovus Common
Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

        (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of Merit, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

        (4) Merit shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Merit, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Merit, has or will have a Material Adverse Effect on Synovus;

        (5) Merit shall have received from the Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders; and

        (6) Merit shall have received from T. Stephen Johnson &
Associates, Inc. a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of Merit Common Stock.

                                 VI. TERMINATION

     A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Merit:

        (1) by the mutual consent of Synovus and Merit, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

        (2) by Synovus or Merit if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in
Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

        (3) by Synovus or Merit if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by November 30, 1999 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

        (4) by Merit, if the average closing price of Synovus Common
Stock on the NYSE is below $17.00 per share for the 20 trading day period ending five business days prior to the shareholders' meeting called to vote on the Merger ("Measurement Period"). Merit shall have three business days after such time in which to make a determination to terminate this Agreement; and

        (5) by Synovus, if the average closing price of Synovus Common
Stock on the NYSE is above $25.00 per share for the Measurement Period. Synovus shall have three business days after such time in which to make a determination to terminate this Agreement.

     B. In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) Merit shall be entitled to a cash payment from Synovus for Merit's reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to (i) the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; or (ii) withdrawal of the fairness opinion of T. Stephen Johnson & Associates, Inc., other than a withdrawal due to materially inaccurate or fraudulent information having been provided by Merit to T. Stephen Johnson & Associates, Inc.; and (2) Synovus shall be entitled to a cash payment from Merit for Synovus' reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Merit to satisfy any of its representations, warranties or covenants set forth herein.
                               VII. EFFECTIVE DATE

     The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia approving the Merger.

                               VIII. OTHER MATTERS

     (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.
                                      -22-

     (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

     (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

     (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

     (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

     (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

     (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

     If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706/649-2342), with a copy to Ms. Kathleen Moates at the same address.

     If to Merit to J. Randall Carroll, Chairman of the Board and Chief Executive Officer, Merit Holding Corporation, 5100 LaVista Road, Tucker, Georgia 30085-0049, (Fax Number 770/270/9132), Ronald H. Francis, President, Merit Holding Corporation, 269 Roswell Street, Marietta, Georgia 30060, (Fax Number 770/428-1409), with a copy to Robert C. Schwartz, Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, Atlanta, Georgia 30309-3592, (Fax Number 404/685-7058.

     (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly
                                      -23-

provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

     (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

     In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                  SYNOVUS FINANCIAL CORP.

                  By: /s/Thomas J. Prescott

                           Title: EVP & CFO


                  Attest: /s/Kathleen Moates

                           Title: Assistant Secretary


                  MERIT HOLDING CORPORATION

                  BY: /s/J. Randall Carroll

                           Title: Chairman & CEO


                  Attest: /s/Ronald H. Francis

                           Title: President



                                      -24-


                                  Appendix "A"
                             Conversion Ratio Table


     The conversion ratio of shares of Synovus Common Stock for Merit Common Stock to be issued upon consummation of the Merger shall be computed using the following table:

Average of the Closing Prices Per
Share of Synovus Common Stock on                Per Share Ratio of
the 20 Trading Days ending on the 5th           Conversion-Shares of Synovus
Business Day Before the Merit                   Common Stock To
Special Shareholders' Meeting                   Merit Common Stock
-------------------------------------           -----------------------------
         $22.80 and above                          1.0537:1
          22.00                                    1.0920:1
          21.00                                    1.1440:1
          20.00                                    1.2012:1
          19.00                                    1.2644:1
          18.00                                    1.3347:1
          17.00 or below                           1.4132:1

     In the event the above-described average of the closing prices per share of Synovus Common Stock is greater than $17.00 per share but less than $22.80 per share, such conversion ratio shall be interpolated and arrived at in a manner consistent with this Table.

     The minimum conversion ratio of shares of Synovus Common Stock for shares of Merit Common Stock upon consummation of the Merger shall be 1.0537:1.

     The maximum conversion ratio of shares of Synovus Common Stock for shares of Merit Common Stock upon consummation of the Merger shall be 1.4132:1.

acq\Merit\MERGER.1



                                      -25-

                                  Appendix "B"

August 6, 1999

Board of Directors
Merit Holding Corporation
5100 LaVista Road
Tucker, Georgia   30085

Dear Directors:

     T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of Merit Holding Corporation ("Merit") in connection with the proposed merger with Synovus Financial Corp. ("Synovus"). As a result of the merger, Merit's subsidiaries, Mountain National Bank and Charter Bank & Trust Co., will become wholly owned subsidiaries of Synovus, pursuant to an Agreement and Plan of Merger dated as of June 28, 1999 (the "Merger Agreement"). The Merger Agreement calls for each outstanding share of Merit common stock to be converted into the right to receive not less than 1.0537 shares nor more than 1.4132 shares of Synovus common stock, depending upon the trading price of Synovus common stock over a twenty day measuring period.

     TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. Merit retained TSJ&A to render a fairness opinion for which compensation will be received.

     In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Merit or of Synovus or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Merit. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of August 6, 1999.

Directors
August 6, 1999
Page 2


     In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Merit and Synovus, the merger, the Merger Agreement, the SEC Form S-4 filing, as well as publicly available information and actual comparable transactions.

     The merger consideration to be received by Merit shareholders is based on the defined exchange ratio for Synovus common shares. The exact number of Synovus common shares into which each Merit common share is to be converted is based on a conversion table. The conversion table establishes a set per share value to be received for each Merit common share equal to $24.024 per share as long as the 20-day average closing price of the Synovus common shares used to determine the exchange ratio is between $17.00 and $22.80 per share. Should the 20-day average closing price of Synovus common shares be below $17.00, the exchange ratio will become fixed and Merit may elect to terminate the transaction or accept the exchange ratio calculated using $17.00. Should the 20-day average closing price of Synovus common shares exceed $22.80, the exchange ratio will become fixed. In addition, if the 20-day average closing price of Synovus common shares is greater than $25.00, Synovus may terminate the transaction or accept the exchange ratio using $22.80. TSJ&A performed the merger analysis using the average 20-day closing price of Synovus common shares from June 1, 1999 to June 28, 1999. At no time during that period did Synovus common shares trade at a value outside of the $17.00 to $22.80 range. Synovus common shares have continued to trade within the $17.00 to $22.80 range from June 29, 1999 through August 5, 1999. The 20-day average closing price calculated by TSJ&A for this analysis resulted in an average Synovus common share price of $19.76 and an exchange ratio of 1.2158 to 1. Based on this exchange ratio, the total deal value would equal $114.77 million ($24.0244 per Merit common share). This total transaction value is 2.8759 times book value,
22.602 times trailing earnings, 36.92 percent of assets and 45.84 percent of deposits.

     TSJ&A reviewed the merger as of June 28, 1999, for the purpose of comparing those values with purchase premiums paid in all 110 transactions that were announced since January 1998 involving selling institutions headquartered in the states of Alabama, Florida, Georgia, South Carolina and Tennessee, of which 18 all stock transactions involving selling institutions with total assets between $100 million and $500 million and total equity capital to total assets exceeding 10.00% were considered to be comparable transactions. On average, the comparable transactions reported an announced deal price to book value of 2.7402 times, an announced deal price to earnings of 23.14 times, an announced deal price to assets of 32.68 percent and an announced deal price to deposits of 38.65 percent. The merger compares favorably with these transactions with the deal price to book value, the deal price to earnings, the deal price to assets and the deal price to deposits each ranking well within the range of the comparable transactions.

Directors
August 6, 1999
Page 3


     TSJ&A reviewed the historical dividend payouts at Merit in an effort to equate such payouts to the current dividend payout at Synovus. The Merit shareholders received $.23 per common share during the last twelve months. Assuming the current Synovus dividend payout of $.36 per share, the Merit shareholders would have received the equivalent of $.44 per current Merit share, based on the conversion ratio of 1.2158 to 1.

     Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Merit is fair from a financial point of view.

Sincerely,



/s/T. Stephen Johnson & Associates, Inc.
T. Stephen Johnson & Associates, Inc.



                                  "Appendix C"






July 16, 1999


PRIVATE & CONFIDENTIAL
----------------------
Board of Directors                               Board of Directors
Synovus Financial Corp.                          Merit Holding Corporation
P.O. Box 120                                     5100 LaVista Road
Columbus, GA  31902                              Tucker, GA  30085


Board Members:

     You have requested the opinion of KPMG LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger of Merit Holding Corporation ("Merit") with and into Synovus Financial Corp. ("Synovus"). Specifically, you have requested KPMG to opine that the form and substance of the merger of Merit with and into Synovus (the "Merger") constitutes a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the shareholders of Merit upon receipt of the Synovus common stock in exchange for their Merit common stock upon consummation of the merger. All affected Merit common shareholders should consult their own tax advisers on these matters.

                                      Facts
                                      -----

     Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 271,314,672 shares were outstanding at May 31, 1999. Synovus common stock is widely held, publicly traded, and is listed on the New York Stock Exchange.

     Synovus common stock carries ten votes per share, unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan;
(5) is held by the same beneficial

Board of Directors
Synovus Financial Corp.
Merit Holding Corportion
July 16, 1999
Page 2


owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution, if the share as to which it was distributed has been held by the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). Synovus has no other class of stock authorized.

     Effective April 27, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor.

     Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

     In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus common stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additional, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

     Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of a poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

     If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

     Merit is a bank holding company organized and existing under the laws of Georgia and having its principal office in Tucker, Georgia. Merit has authorized 10,000,000 shares of $2.50 par value common stock. As of May 31, 1999, 4,777,316 shares of Merit common stock were issued and outstanding. Merit shares are listed on the Nasdaq National Market. There are no outstanding warrants, options, rights, calls, or other

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 3


commitments of any nature to which any person could acquire stock in Merit that, if exercised or converted, would affect Synovus' acquisition or retention of control of Merit. There are no outstanding securities or debt obligations of Merit convertible into shares of Merit common stock.

     Mountain National Bank and Charter Bank and Trust Co., are wholly-owned subsidiaries of Merit with their principal offices in Tucker and Marietta, Georgia, respectively.

                              PROPOSED TRANSACTION
                              ---------------------

     For what has been represented to be valid business purposes, Synovus and Merit want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Agreement and Plan of Merger dated June 28, 1999 (collectively referred to as the "Merger Agreement"), by and among Synovus and Merit, Merit will merge with and into Synovus in accordance with Georgia state law. Synovus will survive the merger and the separate corporate existence of Merit will cease.

2. Immediately after the Merger and pursuant to the Merger Agreement dated June 28, 1999, the separate corporate existence of Mountain National Bank and Charter Bank and Trust Co. will continue. After the Merger, Mountain National Bank and Charter Bank and Trust Co. will retain their names.

3. As a result of the Merger and on its effective date, Merit shareholders will be entitled to receive from Synovus not less than 1.0537 shares and no more than 1.4132 shares of Synovus common stock for each of their shares of Merit common stock (the "Per Share Exchange Ratio").

4. No fractional shares of Synovus common stock will be issued in the Merger. Instead, Merit shareholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional shares to be determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger.

5. Following the effective date of the Merger, Synovus will enter into an Employment Agreement with Mr. J. Randall Carroll, Chairman of the Board and Chief Executive Officer of Merit and Mr. Ronald H. Francis, President and Chief Financial Officer of Merit. The contracts will provide for Messrs. Carroll and Francis to continue to receive substantially the same base salary and benefits which Messrs. Carroll and Francis presently receive, and certain severance benefits and participation by Messrs. Carroll and Francis in various Synovus incentive, welfare and benefit plans.

     Mr. Carroll will be an executive officer of Mountain National Bank, and Mr. Francis will be an executive officer of Charter Bank and Trust Co. The covenant not to compete will prohibit Messrs. Carroll and Francis from competing with Synovus under certain circumstances.

     In consideration of Messrs. Carroll and Francis entering into the Employment Agreement, both will be granted fair market value options to purchase 15,000 shares of Synovus common stock.

     The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

a) The fair market value of the Synovus common stock and cash to be received by each of the Merit shareholders pursuant to the Merger will be approximately equal, in each instance, to

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 4

   the fair market value of the Merit common stock exchanged therefor.

b) There is no plan or intention by the Merit shareholders to sell or otherwise dispose of any Synovuscommon stock received by them in the transaction which would reduce their ownership of Synovus common stock to a number of shares having, in the aggregate, a fair market value as of the date of the transaction of less than 50 percent of the fair market value of the formerly outstanding stock of Merit as the date of the Merger. For purposes of this representation, shares of Merit common stock exchanged for cash as a result of dissenters' rights or in lieu of fractional shares will be treated as outstanding stock of Merit on the date of the Merger which was disposed of for cash. None of (i) Synovus, (ii) any member of Synovus's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph has the intent to, at the time of the merger, or shall, in a transaction that may be considered in connection with the merger, acquire or redeem
   (directly or indirectly) any shares of Synovus common stock issued pursuant to the Merger, except for repurchases by Synovus of a small percentage of its stock in the open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the Merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus
   Related Party, if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than Merit or any Merit Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the Merger. A Merit Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Merit.

c) Neither Merit nor any Merit Related Party has redeemed or acquired any Merit common stock prior to and in connection with the merger.

d) Synovus has no plan or intention to liquidate, to merge with and into another corporation, or to cause to sell or otherwise dispose of any assets of Merit acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

e) The liabilities of Merit assumed by Synovus and the liabilities to which the transferred assets of Merit are subject were incurred by Merit in the ordinary course of its business.

f) Following the Merger, Synovus will continue the historical business of Merit or use a significant portion of Merit's historical assets in a business.

g) Synovus and Merit, and the shareholders of Merit will each pay their own fees, expenses, and disbursements in connection with the Merger.

h) There is no intercorporate debt existing between Synovus, Merit, Mountain National Bank and Charter Bank and Trust Co. that was issued, acquired, settled or will be settled at a discount.

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 5


i) No two parties to the Merger (i.e. Synovus and Merit) are investment companies within the meaning of such term as used in
   Section 368(a)(2)(F)(iii) and (iv).

j) Neither Merit, Mountain National Bank, nor Charter Bank and Trust Co. is under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A).

k) On the effective date of the Merger, the fair market value of the assets of Merit transferred to Synovus will exceed the sum of the liabilities assumed by Synovus plus the amount of liabilities to which the transferred assets are subject.

l) None of the Synovus common stock being issued to the Merit shareholders will represent compensation for past or future services. The compensation to be paid to Merit directors, officers, and employees who are stockholders of Merit and who will be employed following the Merger will not be part of the consideration paid for their Merit common stock, but will be commensurate, in each instance, with past or future services.

m) All distributions made by Merit, Mountain National Bank and Charter Bank and Trust Co. prior to the Merger will be "regular, normal" distributions.

n) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the Merit shareholders in the Merger. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

o) No event has occurred which made the poison pill rights exercisable.

p) At the time of Merger, each option to purchase or other right with respect to shares of Merit common stock pursuant to stock options granted by Merit, which are outstanding at the time of Merger, whether or not exercisable, shall be converted into and become rights with respect to Synovus common stock, and Synovus shall assume each Merit option, in accordance with the terms of the Merit stock plan by which it is evidenced in substantially the same terms and conditions.

Scope of Opinion
-----------------

The opinions expressed below are rendered only with respect to the specific
---------------------------------------------------------------------------
facts and representations set forth in this letter. KMPG expressed no opinion
-----------------------------------------------------------------------------
with respect to any foreign, federal, state, or local tax aspect not
--------------------------------------------------------------------
specifically addressed under the heading opinion, or any legal aspect of this
-----------------------------------------------------------------------------
transaction. Furthermore, no inference should be drawn regarding any matter on
------------------------------------------------------------------------------
which we have not specifically expressed an opinion.
---------------------------------------------------

You have submitted for our consideration certain facts and representations about
--------------------------------------------------------------------------------
the Merger and KPMG has made no independent inquiry thereon. With your knowledge
--------------------------------------------------------------------------------
and agreement, our opinion is based upon the facts and representations set forth
--------------------------------------------------------------------------------
in this letter. If any of the above-stated facts, representations, or
---------------------------------------------------------------------
assumptions are not entirely complete or accurate, it is imperative that we be
------------------------------------------------------------------------------
informed in writing immediately, as the incompleteness or inaccuracy could cause
--------------------------------------------------------------------------------
us to change our opinion.
-------------------------

In rendering our opinion, we are relying upon the relevant provisions of the
----------------------------------------------------------------------------
Internal Revenue Code of 1986, as amended, the regulations thereunder, and
--------------------------------------------------------------------------
judicial and administrative interpretations thereof, all of
-----------------------------------------------------------

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 6


which are subject to change or modification by subsequent legislative,
---------------------------------------------------------------------
regulatory, administrative or judicial decisions. Because such change could be
------------------------------------------------------------------------------
retroactive in effect, any such change could have an effect on our opinion. We
------------------------------------------------------------------------------
undertake no responsibility to update our opinion in the event of any such
--------------------------------------------------------------------------
change. We assume no duty to inform you of any changes in our opinion due to
----------------------------------------------------------------------------
changes in law that may occur after the date of this opinion letter. Unless you
-------------------------------------------------------------------------------
specifically request otherwise, we will not update our advise for subsequent
----------------------------------------------------------------------------
change or modifications to the law or regulations, or to the judicial and
-------------------------------------------------------------------------
administrative interpretations thereof. The opinions contained in this letter
-----------------------------------------------------------------------------
are not binding upon the Internal Revenue Service, any other tax authority or
-----------------------------------------------------------------------------
any court, and no assurance can be given that a position contrary to that
-------------------------------------------------------------------------
expressed in this letter will not be asserted by a tax authority and ultimately
-------------------------------------------------------------------------------
sustained in court.
------------------

KPMG is furnishing this opinion solely in connection with Article V paragraph
-----------------------------------------------------------------------------
(A)(8) of the Merger Agreement. This opinion may not be included in any
-----------------------------------------------------------------------
documents available to any party, including, but not limited to, the general
----------------------------------------------------------------------------
public, nor may this opinion be incorporated by reference in any document
-------------------------------------------------------------------------
available to any party other than to which it is addressed, without the
-----------------------------------------------------------------------
expressed written permission of KPMG.
------------------------------------

                                     OPINION
                                     --------

1. Based on the foregoing, it is the opinion of KPMG that the merger of Merit with and into Synovus, in accordance with Georgia state law, will be treated as a reorganization under Section 368(a)(1)(A), and that Synovus and Merit will each be a party to the reorganization as defined in Section 368(b).

2. No gain or loss will be recognized by the shareholders of Merit upon the receipt of the shares of Synovus voting common stock for their Merit common stock upon consummation of the Merger. The basis of the Synovus shares received by such Merit shareholders (including any fractional share to which they may be entitled) will be the same as the basis of the Merit common stock surrendered in the exchange. Provided that the Merit common stock was a capital asset in the shareholder's hands, the holding period of the Synovus common stock (including any fractional share to which they may be entitled) will include the holding period of the Merit stock.

3. The payment by Synovus of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Synovus actually issued the fractional share interests to the Merit common shareholders and then Synovus redeemed such fractional shares for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected Merit common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).

4. Under Sections 357(a) and 361, no gain or loss will be recognized by Merit upon the transfer of substantially all of its assets to Synovus in exchange for solely shares of Synovus common stock and the assumption by Synovus of the Merit liabilities. Under Section 361(c), Merit will not recognize any gain or loss upon the distribution of the Synovus common stock to its shareholders in pursuance of the plan of reorganization.

5. Under Section 1032, no gain or loss will be recognized by Synovus upon the acquisition of substantially all of the assets of Merit in exchange for solely shares of Synovus common stock and the assumption of the Merit liabilities.

6. Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Synovus poison pill rights plan adopted on April 27, 1999, should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the Merit common shareholders in exchange for their Merit


Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 7


     common stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the Merit shareholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill rights received.

7. No gain or loss will be recognized by Merit, upon the transfer of its assets, subject to its liabilities, to Synovus in the Merger (Section 357(a) and 361(a)).

8. The basis of the assets of Merit, in the hands of Synovus will be the same as the basis of such assets in the hands of Merit, immediately prior to the Merger (Section 362(b)).

9. The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Synovus following the Merger. These tax attributes may be subject to various provisions and limitation including those of Sections 381, 382, 383, and 384, the regulations thereunder, and the consolidated return regulations.

10. Where a Merit shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her Merit stock subject to the provisions and limitations of Section 302 of the Code.

                                   DISCUSSION
                                   ----------

Merger

Classification as a reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia. Treasury Regulation Section 1.368-2(b).

Requisite to all reorganizations under Section 368(a)(1) are a (1) valid business purpose; (2) continuity of the business enterprise under the modified corporate form; and (3) continuity of interest in the corporation surviving the merger. Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another. Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historical business or use a significant portion of the transferor corporation's historical business assets. Regulation Section 1.368-1(d)(2). This will be satisfied in this transaction as per representation "g" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation Section 1.368-1(b) is satisfied if:

[T]here is continuing interest through stock ownership in the acquiring or transferee corporation.... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 8


effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per representation "b", above.

In addition to the foregoing, it has been represented as a fact that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of Merit with and into Synovus will constitute a reorganization within the meaning of Section 368(a)(1)(A) provided that (1) the merger of Merit with and into Synovus qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Synovus continues the historical business of Merit; and (3) Merit shareholders exchange for Synovus common stock an amount of the Merit stock meeting the continuity of shareholder interest test. Synovus and Merit will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

Federal income tax consequences to exchanging shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c).
Section 358 provides that, generally, shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under
Section 354 or 356.

The Merit common shareholders will not recognize any gain or loss pursuant to
Section 354(a)(1) on the receipt solely of Synovus common stock in exchange for their Merit common stock. The tax basis which these Merit common shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the Merit common stock immediately prior to the merger under
Section 358(a),

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 9

less any cash received in lieu of fractional shares, plus any gain recognized on the receipt of cash in lieu of fractional shares.

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., Merit common stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her Merit common stock is a capital asset, then each Merit shareholder will be able to include his or her respective ownership period of the Merit common stock in determining the holding period of the Synovus common stock received in the proposed transaction.

Poison Pill Rights

The shares of Synovus common stock to be issued to the Merit shareholders entitle such shareholders to receive the poison pill rights which will become excercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill

Board of Directors
Synovus Financial Corp.
Merit Holding Corporation
July 16, 1999
Page 10


plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent.
This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a Merit common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.



/s/KPMG LLP
KPMG LLP